     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2001
                                                          REGISTRATION NO. 333-

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ----------------------
                     WILLIAMS COMMUNICATIONS GROUP, INC.
            (Exact name of registrant as specified in its charter)

          DELAWARE                               73-1462856
(State or other jurisdiction           (I.R.S. employer incorporation
      of organization)                     or identification no.)

                             ONE WILLIAMS CENTER
                            TULSA, OKLAHOMA 74172
                                (918) 573-6000
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                            ----------------------
                                 BOB F. MCCOY
                         SENIOR VICE PRESIDENT - LAW
                     WILLIAMS COMMUNICATIONS GROUP, INC.
                             ONE WILLIAMS CENTER
                            TULSA, OKLAHOMA 74172
                                (918) 573-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------
                                   COPY TO:
                              RANDI L. STRUDLER
                          JONES, DAY, REAVIS & POGUE
                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022
                            ----------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


--------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF          AMOUNT           PROPOSED MAXIMUM            PROPOSED               AMOUNT OF
   SECURITIES TO BE             TO BE          AGGREGATE PRICE PER           MAXIMUM               REGISTRATION
      REGISTERED              REGISTERED               UNIT          AGGREGATE OFFERING PRICE          FEE
------------------------ --------------------- --------------------- ------------------------- ---------------------
Senior Reset Notes        $1,500,000,000(1)            100%               $1,500,000,000           $375,000.00
--------------------------------------------------------------------------------------------------------------------

(1) An indeterminate amount of senior reset notes as may from time to time be sold at indeterminate prices, but with an aggregate principal amount not to exceed $1,500,000,000. Or, if any senior reset notes are issued with a principal amount denominated in a foreign currency or currency unit, such principal amount as will result in an aggregate amount equivalent to $1,500,000,000 or issued at an original issue discount, at an aggregate principal amount of no greater than $1,500,000,000.

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  Subject to Completion, Dated May 21, 2001



                     WILLIAMS COMMUNICATIONS GROUP, INC.


                                $1,500,000,000

                      8.25% Senior Reset Notes due 2008


         This prospectus covers the resale by certain selling noteholders named in this prospectus and any prospectus supplement of up to $1,500,000,000 of our 8.25% senior reset notes. All of the senior reset notes being registered may be offered and sold from time to time by the selling noteholders. The specific terms of each sale of securities, including the aggregate principal amount being sold and the interest rate, will be provided in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

         We will not receive any proceeds from the sale of the senior reset notes. The senior reset notes were initially sold in a private placement to our subsidiary, WCG Note Trust and therefore were not registered with the SEC. The senior reset notes are being registered pursuant to registration rights granted in connection with the initial sale of the senior reset notes.

         We may redeem the senior reset notes at any time, in whole or in part, at the applicable make-whole price as described in "Description of the Senior Reset Notes."

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SENIOR RESET NOTES.

                            ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

         This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                            ----------------------

                    The date of this prospectus is           , 2001

                              TABLE OF CONTENTS


ABOUT THIS PROSPECTUS................................................ii

CERTAIN TERMS........................................................ii

WHERE YOU CAN FIND MORE INFORMATION..................................ii

FORWARD-LOOKING STATEMENTS..........................................iii

SUMMARY...............................................................1

RISK FACTORS..........................................................4

USE OF PROCEEDS......................................................15

RATIO OF EARNINGS TO FIXED CHARGES...................................15

DESCRIPTION OF THE SENIOR RESET NOTES................................16

DESCRIPTION OF REMARKETING AND REGISTRATION RIGHTS AGREEMENT.........42

PLAN OF DISTRIBUTION.................................................46

SELLING NOTEHOLDERS..................................................47

LEGAL MATTERS........................................................47

EXPERTS..............................................................48

                            ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, WCG Note Trust and/or United States Trust Company of New York, in its capacity as trustee under the indenture relating to WCG Note Trust's senior secured notes, may, from time to time, sell the senior reset notes described in this prospectus in one or more offerings up to a total amount of $1,500,000,000. This prospectus provides you with a description of the senior reset notes which may be sold by the selling noteholders. Each time a selling noteholder offers to sell any senior reset notes, we will provide a prospectus supplement that will contain specific information about the terms of that note. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                                CERTAIN TERMS

         Unless the context otherwise requires, when we refer in this prospectus to "we," "us" or "our" or use similar terms, we mean Williams Communications Group, Inc. and all of its subsidiaries, collectively. When we refer to "Williams," we mean The Williams Companies, Inc. and when we refer to WCG Note Trust, we mean our subsidiary, WCG Note Trust, as the initial holder of the senior reset notes and as a selling noteholder. When we refer to WCL, we mean our subsidiary Williams Communications, LLC.

                     WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy any of these documents at the public reference facilities of the SEC at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain information on the operation of the SEC's public reference facilities by calling 1-800-SEC-0330. Information which we have filed is also available at the SEC's worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain these materials at set rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         This prospectus is part of a registration statement filed by us with the SEC. You can obtain the full registration statement from the SEC as indicated above or from us.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supercede this information. In addition, any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement will be incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, until the termination of the offering of the securities made by this prospectus:

         - our annual report on Form 10-K/A for the year ended December 31, 2000 filed with the SEC on March 16, 2001;

         - our quarterly report on Form 10-Q for the period ended March 31, 2001 filed with the SEC on May 10, 2001;

         - our current reports on Form 8-K filed with the SEC on January 17, 2001, January 31, 2001, February 8, 2001, April 4, 2001, April 19, 2001, and May 3, 2001.

         We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus (other than exhibits that are specifically incorporated by reference into those documents). Requests should be directed to:

                                    Williams Communications Group, Inc.
                                    One Williams Center
                                    Tulsa, Oklahoma 74172
                                    (918) 573-6000
                                    Attention: Corporate Secretary

         The reports, proxy statements and other information we file with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                          FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference herein) and the accompanying prospectus supplement contain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

         - our expectations and estimates as to completion dates, construction costs and subsequent maintenance, expansion and enhancement of our network;

         - our ability to implement successfully our operating strategy and attract sufficient traffic on our network;

         -        our ability to provision, install and deliver services;

         - our future financial performance, including growth in net sales and earnings;

         - our continuing relationship with SBC Communications, Telefonos de Mexico and other companies with which we have entered strategic alliances.

         In addition to factors that may be described in this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

         - the effects of and changes in political and/or economic conditions, including inflation, interest rates and monetary conditions, and in communications, trade, monetary, fiscal and tax policies in the United States and in foreign markets, including Asia, Australia, Europe and South America;

         - changes in external competitive market factors or in our budget which might affect our results of operations;

         -        competition from other communications companies;

         - changes in the technological, regulatory or business environment applicable to us or the communications industry generally;

         - changes in the prices of equipment, supplies, rights of way or construction expenses necessary to complete, expand and enhance our network;

         - changes in general economic conditions in the United States and changes in federal or state laws and regulations to which we are subject, including tax, environmental and employment laws and regulations;

         - changes in laws and regulations to which we are subject, including tax, environmental and employment laws and regulations;

         - the cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;

         - conditions of the capital markets we utilize to access capital to finance operations;

         - termination of the SBC strategic alliance or SBC's inability to obtain regulatory approval to provide long-distance communications services within markets in which it currently provides local services;

         - whether we are able to successfully collect the remaining proceeds from the disposition of the Solutions business and on certain identified receivables retained;

         -        loss of a high volume network customer;

         - technological developments, high levels of competition, lack of customer diversification and general uncertainties of government regulation in the communications industry;

         -        the effect of changes in accounting policies;

         - the ability, in a cost-effective way, to raise capital needed to sustain operating cash flow, make capital expenditures and meet debt obligations;

         -        the ability to attract and retain qualified employees;

         - the ability to develop financial, management and operating controls to manage costs and rapid growth;

         - the ability of each operating segment to implement successfully key systems, such as order entry systems and service delivery systems, within currently estimated time frames and budgets;

         -        the ability to develop the "Williams Communications" brand;

         - the ability to expand and enhance our network in response to customer demands and industry changes;

         - the ability of our network to meet increased demand on our facilities and minimize service interruptions;

         - the ability to obtain additional capacity for our network from other providers;

         - the ability to expand our network as needed to remain competitive and to maintain our network's leading-edge technology;

         -        the ability to manage our growth;

         - the ability, in a cost-effective way, to obtain and maintain necessary rights of way for our network;

         -        the ability to successfully market capacity on our network;

         - the realization of revenues from products and services in the early stages of development or operation;

         - the ability to deploy sophisticated technologies on a local-to-global basis; and

         - the ability to successfully integrate any newly acquired businesses.

         You should carefully review our consolidated financial statements and related notes incorporated by reference in this prospectus, as well as the risk factors contained in this prospectus or any prospectus supplement, before deciding to invest in our securities.

         Statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

                                   SUMMARY

         For additional information concerning the senior reset notes and the definitions of certain capitalized terms used in this prospectus, see "Description of the Senior Reset Notes" and "Description of the Remarketing and Registration Rights Agreement."

TRANSACTION OVERVIEW

         In March 2001, we issued $1.5 billion aggregate principal amount of our 8.25% senior reset notes to WCG Note Trust in a private placement. Contemporaneously with that transaction, our indirect subsidiary, WCG Note Trust, issued $1.4 billion aggregate principal amount of its 8.25% senior secured notes due 2004 in a private placement. The senior secured notes are secured by the senior reset notes and all of the rights of WCG Note Trust as holder of the senior reset notes.

         As part of that transaction, the parties entered into a remarketing and registration rights agreement which provides for the remarketing of the senior reset notes on behalf of WCG Note Trust and the holders of the senior secured notes following the occurrence of certain events (including an event of default). The purpose of the remarketing and registration rights agreement and this prospectus is to provide a means for WCG Note Trust and/or United States Trust Company of New York, as the indenture trustee for the senior secured notes, to cause the senior reset notes to be sold and the proceeds of that sale to be used to repay the senior secured notes. To facilitate the sale of the senior reset notes, under certain conditions the interest rate with respect to the senior reset notes may be reset up to a maximum amount of 13.75% per annum. See "Description of the Senior Reset Notes" and "Description of the Remarketing and Registration Rights Agreement."

         The following diagram provides a summary of the structure of the transactions that closed in March to the extent relevant to the senior reset notes. The diagram does not purport to be complete and is qualified by the more detailed information contained in this prospectus.

                                  [DIAGRAM]

                                 THE OFFERING

Issuer...................................        Williams Communications
                                                 Group, Inc.

Selling Noteholders......................        WCG Note Trust and, upon
                                                 certain events of default
                                                 under the indenture governing
                                                 the senior secured notes,
                                                 United States Trust Company
                                                 of New York, as trustee under
                                                 that indenture.

Securities Offered.......................        Up to $1.5 billion in
                                                 aggregate principal amount of
                                                 Senior Reset Notes at the
                                                 interest rate set forth in
                                                 the accompanying prospectus
                                                 supplement.

Maturity Date............................        March 31, 2008.

Payment at Maturity......................        $1.5 billion.

Interest.................................        The senior reset notes will
                                                 accrue interest initially at
                                                 the rate of 8.25% per annum,
                                                 until the Reset Sale Date (as
                                                 defined in the Remarketing
                                                 and Registration Rights
                                                 Agreement), and at the
                                                 applicable reset rate
                                                 thereafter until paid in
                                                 full. Upon certain events of
                                                 default, the interest rate on
                                                 the senior reset notes will
                                                 not change. See "Description
                                                 of the Remarketing and
                                                 Registration Rights
                                                 Agreement."

Optional Redemption......................        We may redeem the senior
                                                 reset notes at any time, in
                                                 whole or in part, at the
                                                 applicable make-whole price.

Ranking and Limited Recourse.............        The senior reset notes rank
                                                 pari passu with our
                                                 outstanding high yield debt
                                                 in the principal amount of
                                                 approximately $3.0 billion as
                                                 of March 31, 2001 and may
                                                 rank pari passu with $2.0
                                                 billion of debt securities
                                                 issuable pursuant to a shelf
                                                 registration statement. The
                                                 senior reset notes rank
                                                 effectively subordinate to
                                                 our long-term credit facility
                                                 because that facility is
                                                 secured by substantially all
                                                 of our network assets.

Reset Provisions.........................        Following any Reset Event (as
                                                 defined in the senior reset
                                                 notes indenture), the
                                                 remarketing agents will use
                                                 commercially reasonable
                                                 efforts to sell (a "Reset
                                                 Sale") all or a portion of
                                                 the senior reset notes at the
                                                 lowest reasonably available
                                                 market interest rate
                                                 sufficient to enable a sale
                                                 at a price which will
                                                 generate proceeds to redeem
                                                 the WCG Note Trust senior
                                                 secured notes at the
                                                 applicable early redemption
                                                 price or mandatory redemption
                                                 price; provided that in no
                                                 event will such interest rate
                                                 be greater than 13.75% per
                                                 annum.  Any Reset Sale will
                                                 cease upon an acceleration of
                                                 the senior reset notes as a
                                                 result of an event of default
                                                 under the senior reset notes.

                                                 Following any Reset Event
                                                 (other than the Reset Event
                                                 scheduled to occur 180 days
                                                 before the Maturity Date of
                                                 the WCG Note Trust senior
                                                 secured notes (the "Interest

                                                 Rate Reset Date")) and after
                                                 a partial or failed Reset
                                                 Sale or the acceleration of
                                                 the senior reset notes,
                                                 Williams will have the right,
                                                 in certain circumstances, to
                                                 cause the WCG Note Trust
                                                 indenture trustee to sell any
                                                 remaining portion of the
                                                 senior reset notes then held
                                                 by the WCG Note Trust at the
                                                 highest reasonably available
                                                 market price (on an arm's
                                                 length basis).

Plan of Distribution.....................        The senior reset notes will
                                                 initially be distributed by
                                                 Credit Suisse First Boston
                                                 Corporation, as the initial
                                                 remarketing agent.  The
                                                 selling noteholders may also
                                                 sell the senior reset notes
                                                 through other remarketing
                                                 agents, underwriters, dealers
                                                 or agents or directly to
                                                 purchasers.  See "Plan of
                                                 Distribution."

Senior Reset Note Indenture Trustee......        United States Trust Company
                                                 of New York, a Delaware
                                                 banking corporation.

Senior Secured Note Indenture Trustee....        United States Trust Company
                                                 of New York, a Delaware
                                                 banking corporation.

WCG Note Trust Trustee...................        Wilmington Trust Company, a
                                                 Delaware banking corporation.

Governing Law............................        The senior reset note
                                                 indenture is governed by, and
                                                 construed in accordance with,
                                                 the laws of the State of New
                                                 York.

Use of Proceeds..........................        We will not receive any
                                                 proceeds from the sale of the
                                                 senior reset notes offered by
                                                 the selling noteholders.

Risk Factors.............................        For a discussion of certain
                                                 matters that should be
                                                 considered in connection with
                                                 an investment in our senior
                                                 reset notes, see "Risk
                                                 Factors."
                                    - 3 -

                                 RISK FACTORS

         Prospective purchasers of our senior reset notes should carefully review the information included elsewhere and incorporated by reference in this prospectus including risk factors set forth below.

                   RISKS RELATING TO THE SENIOR RESET NOTES

WE DEPEND ON OUR SUBSIDIARIES TO PROVIDE US WITH FUNDS TO MEET OUR OBLIGATIONS, BUT THEY ARE NOT OBLIGATED TO REPAY THE SENIOR RESET NOTES -- IF OUR SUBSIDIARIES ARE UNABLE TO DIVIDEND CASH TO US WHEN WE NEED IT, WE MAY BE UNABLE TO SATISFY OUR OBLIGATIONS UNDER THE SENIOR RESET NOTES, INCLUDING MAKING INTEREST AND PRINCIPAL PAYMENTS.

         We are a holding company with limited direct operations and few assets other than the stock of subsidiaries. We are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal of and interest on the senior reset notes. If our subsidiaries are unable to dividend cash to us when required, we may be unable to meet these obligations. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the senior reset notes or to make any funds available for payment of amounts due under the senior reset notes, whether by dividends, loans or other payments, unless they are required to become guarantors of the senior reset notes. Initially, none of our subsidiaries will guarantee the payment of the senior reset notes. In addition, our subsidiaries will be prohibited from making any payments or advances to us at any time that we are in default under our credit facility. The ability of our subsidiaries to make any payments or advances to us is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In some cases, prior or subsequent approval of any such payments or advances may be required from applicable regulatory bodies or other governmental entities. See "Description of the Senior Reset Notes."

YOUR RIGHT TO RECEIVE PAYMENTS ON THE SENIOR RESET NOTES IS EFFECTIVELY JUNIOR TO EXISTING AND FUTURE DEBT OF OUR SUBSIDIARIES - - THE RIGHTS OF HOLDERS OF NOTES TO PARTICIPATE IN THE ASSETS OF ANY OF OUR SUBSIDIARIES UPON ANY LIQUIDATION OR REORGANIZATION OF ANY SUBSIDIARY WILL BE SUBJECT TO THE PRIOR CLAIMS OF THAT SUBSIDIARY'S CREDITORS.

         The senior reset notes will effectively rank junior to all existing and future liabilities of our subsidiaries, including trade payables. The rights of the holders of the senior reset notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. At March 31, 2001, our consolidated subsidiaries had approximately $3.0 billion of outstanding liabilities, excluding intercompany debt. The terms of the senior reset note indenture permit us and our subsidiaries to incur substantial amounts of additional debt, including under our credit facility.

WE HAVE DEBT THAT IS SECURED BY OUR ASSETS AND THAT EFFECTIVELY RANKS SENIOR TO THE NOTES -- THE RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENTS ON THE NOTES WILL EFFECTIVELY BE JUNIOR TO THE RIGHTS OF HOLDERS OF OUR SECURED DEBT.

         The rights of the holders of the senior reset notes will effectively rank junior to the rights of the holders of all of our secured debt to the extent of the value of the assets securing such secured debt. Our $1.8 billion long-term credit facility is secured by a first priority lien on all of our network assets. The terms of the senior reset note indenture permit us to, and our debt agreements permit us and our subsidiaries to, incur secured debt.

WE MAY NOT BE PERMITTED TO REPURCHASE THE NOTES AS REQUIRED BY THE INDENTURE OR WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PAY FOR THE NOTES -- IF WE FAIL TO COMPLY WITH THE INDENTURE OUR DEBT CAN BE ACCELERATED.

         If there is a change of control and the rating of any of our debt declines, unless we have given a notice of redemption, the holders of the senior reset notes will have the right to require us to repurchase all or any part of the senior reset notes at a purchase price in cash that is equal to par plus any applicable make-whole premium on the senior reset notes and accrued and unpaid interest, if any. Our ability to repurchase the senior reset notes may be limited by the terms of then-existing contractual obligations of us and of our subsidiaries. If this is the case, then in order to repurchase the senior reset notes upon a change of control, we would have to repay all of our obligations under such agreements or would have to obtain the consent of holders of such debt. We cannot assure investors that we will have adequate financial resources to repurchase the senior reset notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to repurchase the senior reset notes upon a change of control, our failure to purchase would constitute an event of default under the senior reset note indenture. This and other events of default can cause acceleration of our other debt.

THERE IS NO TRADING MARKET FOR THE SENIOR RESET NOTES.

         There is no existing market for the senior reset notes and we cannot assure you as to the liquidity of any market that may develop for the senior reset notes or the actual principal amount of senior reset notes held by parties other than the selling noteholders. Future trading prices of the senior reset notes will depend on many factors, including, among other things, prevailing interest rates and the market for similar securities. Therefore, no assurance can be given as to the liquidity of the trading market for the senior reset notes. See "Plan Of Distribution."

                       RISKS RELATING TO OUR OPERATIONS

WE NEED TO INCREASE THE VOLUME OF TRAFFIC ON OUR NETWORK OR OUR NETWORK WILL NOT GENERATE PROFITS.

         We must substantially increase the current volume of internet, data, voice and video transmission on our network in order to realize the anticipated cash flow, operating efficiencies and cost benefit of our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationship with current customers, we will be unable to significantly increase traffic on our network, which would adversely affect profitability.

         We believe that one important source of increased traffic will be the introduction by regional telephone companies of long distance services within their historical service areas once they satisfy the applicable requirements under the Telecommunications Act of 1996. Delays in the introduction of these services have had, and will continue to have, an adverse effect on traffic.

WE MAY INCUR LOSSES RESULTING FROM THE BANKRUPTCIES AND FINANCIAL DISTRESS OF OUR CUSTOMERS.

         Several of our customers and suppliers have experienced or are experiencing financial distress and some have filed for bankruptcy protection. The loss of revenues from these customers or other losses from suppliers could have a material adverse effect on our business.

         On April 18, 2001, Winstar Communications, Inc. and several of its subsidiaries, including Winstar Wireless, Inc., filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Developments in the bankruptcy proceedings could impair our ability to realize or recover our investment in wireless hub capacity which we have purchased or are obligated to purchase from Winstar Wireless, leading to a non-recurring impairment charge against earnings representing a write-off or write-down of all or a portion of the $300 million already paid and any portion of the $100 million that we may be required to pay related to the wireless hubs.

         On April 11 and 16, 2001, we notified Winstar Wireless that it was in default under its indefeasible right of use agreement for long haul capacity, or "long haul IRU," as a result of past due receivables and terminated the agreement in accordance with its terms. We have estimated in connection with our 2001 revenue guidance that Winstar Wireless would generate approximately $70 million of recurring revenue from April through December of 2001, and approximately $20 million in one-time dark fiber revenue during the same period. Our termination of the long haul IRU and the fact that Winstar Wireless filed bankruptcy may significantly reduce or eliminate such revenues for the nine-month period and thereafter. Because the case is in its early stages and the interests of all parties have not yet been ascertained, we cannot state with certainty the impact of any of the following on our financial condition:

         - the ability of Winstar Communications and Winstar Wireless to propose and have a plan of reorganization confirmed in the bankruptcy proceedings;

         - the possibility of a decision adverse to us by a bankruptcy or other court relating to the rights and obligations of us and Winstar Wireless under the Long Haul IRU, our agreement for wireless hub capacity, and related agreements; and

         - developments in the bankruptcy proceedings that cannot be anticipated at this time.

DELAYS IN PROVISIONING AND DELIVERING NETWORK SERVICES WILL ADVERSELY AFFECT OUR OPERATIONS THROUGH 2001.

         We have experienced delays in provisioning and delivering network services, primarily due to delays in obtaining capacity from other providers, inadequate local connectivity, inadequate collocation space and delays in receiving equipment from vendors. In some cases, we depend on third parties to provide certain aspects of these services. As a result, we have experienced corresponding delays in our ability to convert backlog orders into revenue. We expect that these difficulties will continue to have an adverse impact on our results of operations through 2001.

OUR NEED TO OBTAIN ADDITIONAL CAPACITY FOR OUR NETWORK FROM OTHER PROVIDERS INCREASES OUR COSTS.

         We lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network. Any failure by these companies to provide timely service to us would adversely affect our ability to serve our customers or increase our costs of doing so. Some of our agreements with other providers require us to pay amounts for services whether or not we use those services. We enter into interconnection agreements with many domestic and foreign local telephone companies but we are not always able to do so on favorable terms.

         Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers, including our Network segment. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly but significantly, affect Network's competitive position. These changes could increase or decrease our costs, relative to those of our competitors, of providing services.

DURING OUR LIMITED OPERATING HISTORY, WE HAVE GENERATED LOSSES WHICH WE EXPECT WILL CONTINUE.

         In connection with the operation of our business, including the build-out of our network, we have experienced significant operating and net losses and working capital deficit. We expect to continue to experience losses through 2001, and may not be able to achieve or sustain operating profitability in the future. Our Network segment experienced operating losses of $125.2 million for the three months ended March 31, 2001, $404.9 million in 2000 and $167.9 million in 1999. Operating losses in our Broadband Media segment were $15.5 million for the three months ended March 31, 2001, $36.6 million in 2000 and $30.6 million in 1999. Continued operating losses could limit our ability to obtain the cash needed to expand our network, make interest and principal payments on our debt or fund other business needs.

WE NEED TO CONTINUE TO EXPAND AND ADAPT OUR NETWORK IN THE FUTURE IN ORDER TO REMAIN COMPETITIVE, WHICH COULD BE VERY COSTLY.

         The planned expansion of our network will require substantial additional financial, operational and managerial resources, which may not be available. We are likely to continue to expand our network or adapt our components to respond to the following:

         -        an increasing number of customers;

         -        demand for greater transmission capacity;

         -        changes in customers' service requirements;

         -        technological advances; and

         -        government regulation.

SBC COMMUNICATIONS, INC. COULD TERMINATE OUR STRATEGIC ALLIANCE, WHICH COULD HARM OUR BUSINESS.

         If SBC Communications, Inc. terminates the strategic alliance with us, there could be a material adverse effect on our business, financial condition and results of operations. Because SBC is a major customer of ours, termination of the agreements with SBC would result in decreased revenues and increased marginal costs. The alliance agreements with SBC are material to us, and SBC may terminate these agreements in certain cases, including the following:

         - if we begin to offer retail long distance or retail local services on our network under some circumstances;

         - if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of the agreements with SBC, the affected agreement may be terminated;

         - if we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC;

         -        if we have a change of control without SBC's consent; and

         - if SBC acquires an entity that owns a nationwide fiber-optic network in the United States and determines not to sell our long distance assets.

         In the event of termination due to our actions, we could be required to pay SBC's transition costs of up to $200 million. Similarly, in the event of termination due to SBC's actions, SBC could be required to pay our transition costs of up to $200 million, even though our costs may be higher.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.

         Because of our limited operating history, there is limited operating and financial data about us upon which to assess our business, performance and prospects. In addition, we have insufficient results for investors and securities analysts to use to identify historical trends or even to make quarter to quarter comparisons of our operating results.

WE MUST CONSTRUCT OUR NETWORK EFFICIENTLY AND ON TIME TO INCREASE OUR REVENUES, BUT FACTORS OUTSIDE OUR CONTROL MAY PREVENT US FROM DOING SO, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We achieved our goal of having 33,000 miles of installed or acquired, and lit, fiber-optic network facilities in place by the end of 2000, but we are still completing additional portions of the network. We have already sold dark fiber IRU capacity on some of the uncompleted portions of our network. A failure to complete construction on time could result in penalties, order cancellations or the loss of customers that could have a material adverse effect on our business.

         In addition to factors described elsewhere in "--Risks Related to our Business," factors beyond our control include:

         -        costs related to construction of route segments;

         -        timely performance by contractors; and

         - the technical performance and availability of the fiber and equipment used in the network.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH PARTICIPANTS THAT HAVE GREATER RESOURCES AND MORE EXISTING CUSTOMERS THAN WE HAVE, WHICH COULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE.

         Our Network segment's success depends upon our ability to increase our share of the carrier services market by providing high quality services at prices equal to or below those of our competitors. Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many of our Network segment's competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

         -        greater name recognition;

         -        greater financial, technical, marketing and other resources;

         -        a larger installed base of customers;

         - well-established relationships with current and potential customers;

         - more extensive knowledge of the high-volume long distance services industry;

         -        a greater international presence; and

         -        a greater local presence.

         Our Network segment's major competitors include Qwest Communications International, Inc., Level 3 Communications, Inc., Broadwing Communications, Inc., and Global Crossing Communications, Inc., as well as the three U.S. long distance fiber-optic networks that are owned by AT&T Corp., WorldCom, Inc. and Sprint Corp. Other companies have announced plans to construct significant fiber-optic networks. Our Network segment's services in the United States face additional competitors, including the regional telephone companies and other local telephone companies. Foreign carriers may also compete in the U.S. market. Our Network segment's services outside the United States face additional competitors, including national telephone companies in foreign countries and other owners of submarine and regional fiber-optic capacity.

CONSOLIDATION WITHIN TELECOMMUNICATIONS INDUSTRY COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

         Consolidation of some of the major service providers and strategic alliances in the communications industry have occurred in response to the passage of the Telecommunications Act of 1996 and the World Trade Organization's Basic Telecommunications Agreement. Further consolidation could lead to fewer larger-volume sales, reduced operating margins and loss of market share. Strategic investments and alliances, such as BellSouth's equity interest in Qwest, Qwest's acquisition of US West, Intermedia's alliance with Global One and WorldCom's proposed acquisition of Intermedia, may reduce our opportunities and increase competition.

PRICES FOR NETWORK SERVICES MAY DECLINE, WHICH MAY REDUCE OUR RESOURCES.

         The prices we charge customers for network services could decline for the following reasons:

         - installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed;

         - recent and future technological advances that enable substantial increases in, or better usage of, the transmission capacity of both new and existing fiber; and

         - strategic alliances or similar transactions that increase the parties' purchasing power, such as purchasing alliances among regional telephone companies for long distance capacity.

         If prices for network services decline, we may experience a decline in revenues that would have a material adverse effect on our operations.

SERVICE INTERRUPTIONS ON THE NETWORK COULD EXPOSE US TO LIABILITY OR CAUSE US TO LOSE CUSTOMERS.

         Our operations depend on our ability to avoid and mitigate any damages from power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts or natural disasters. The failure of any equipment or facility on the network could result in the interruption of customer service until necessary repairs are made or by installing replacement equipment. Additionally, if a carrier or other service provider fails to provide the communications capacity that we have leased in order to provide service to customers, service to customers would be interrupted. If service is not restored in a timely manner, agreements with customers may obligate us to provide credit or other remedies to them, which would reduce revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many customers' communications needs will be extremely time sensitive, and delays in service delivery may cause significant losses to a customer using the network. The network may also contain undetected design faults and software "bugs" that, despite testing, may be discovered only after the network has been completed and is in use.

WE NEED TO OBTAIN AND MAINTAIN THE NECESSARY RIGHTS OF WAY FOR OUR NETWORK IN ORDER TO OPERATE THE NETWORK; IF WE ARE UNABLE TO OBTAIN AND MAINTAIN RIGHTS OF WAY OVER DESIRED ROUTES IN COMMERCIALLY REASONABLE TERMS, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

         If we are unable to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan on acceptable terms, we may incur additional costs that could have a material adverse effect on our business. We are a defendant in several lawsuits that the plaintiffs seek to have certified as class actions which challenge, among other things, their rights to use our rights of way. It is likely that additional suits challenging use of our rights of way will occur and that those plaintiffs also will seek class certification. This litigation may increase costs and adversely affect profitability.

COMMUNICATIONS TECHNOLOGY CHANGES VERY RAPIDLY, AND OUR TECHNOLOGY COULD BE RENDERED OBSOLETE.

         We expect that new products and technologies will emerge and that existing products and technologies, including voice transmission over the Internet and high-speed transmission of packets of data, will further develop. These new products and technologies may reduce the prices for services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, the most significant competitors in the future may be new entrants to the market which would not be burdened by an installed base of older equipment. It may be very expensive to upgrade products and technology in order to continue to compete effectively. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes, including wider acceptance and usage of voice transmission over the Internet.

WE HAVE LIMITED OPPORTUNITIES FOR GROWTH IN THE MARKETS CURRENTLY SERVED BY OUR BROADBAND MEDIA SEGMENT.

         Our Broadband Media segment's primary business is the transmission of video and audio signals from live events to television networks and of advertisements to local television stations. We have significant market share in this area. However, these markets are growing slowly and are subject to increased competition as technology improves and new entrants seek to capture business through aggressive pricing for similar services. We must successfully develop and deliver new service offerings to grow this area of our business.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS, AS A RESULT OF WHICH THE LOSS OF EVEN A SINGLE CUSTOMER OR A FEW CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We currently receive a large percentage of the revenues generated by our Network and Broadband Media segments from a small number of customers. As a result, the loss of even a single customer or a few customers could have a material adverse effect on our business. There is no guarantee that these customers will continue to do business with us after the expiration of their existing commitments with us.

WE MUST DEVELOP EFFECTIVE BUSINESS SUPPORT SYSTEMS TO IMPLEMENT CUSTOMER ORDERS AND BILL FOR SERVICES.

         Developing effective business support systems is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for implementing customer orders for services and monthly billing for these services. Because we have grown rapidly and expect to continue increasing the number and volume of products and services offered, we need to develop these business support systems in a timely manner to meet our customers' current requirements and their proposed new product and service offerings. Our failure to develop effective business support systems in a timely manner could have a material adverse effect on our business.

OUR INTERNATIONAL OPERATIONS AND INVESTMENTS EXPOSE US TO RISKS THAT COULD HARM OUR BUSINESS.

         We have or expect to have operations and investments in many different areas throughout the world, including North and South America, Europe and Asia, as well as rights to undersea cable capacity extending to other countries. We are exposed to risks inherent in international operations. These include:

         -        general economic, social and political conditions;

         - the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

         - tax rates in some foreign countries may exceed those in the United States;

         - foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

         - difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of license and monetary fines;

         - difficulties in obtaining licenses or interconnection arrangements on acceptable terms or at all; and

         - changes in U.S. laws and regulations relating to foreign trade and investment.

CURRENCY EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL
RESULTS.

         We have international investments, primarily in Australia and South America, that could affect our financial results if the investments incur a permanent decline in value as a result of changes in foreign currency exchange rates and the economic conditions in foreign countries.

         International operations will cause results of operations and the value of assets to be affected by exchange rates between the U.S. dollar and the currencies of other countries in which we have operations and assets. Fluctuations in foreign currency rates may adversely affect reported earnings and the comparability of period-to-period results of operations. On January 13, 1999, the Brazilian Central Bank removed the limit on the valuation of the Brazilian real compared to the U.S. dollar, allowing free market fluctuation of the exchange rate. The Brazilian economy experienced a 7% reduction in the value of the Brazilian real against the U.S. dollar from December 31, 1999 through December 31, 2000 compared to a 33% reduction in the value of the Brazilian real against the U.S. dollar from December 31, 1998 through December 31, 1999. The Brazilian real did not experience a significant exchange rate decline in first quarter 2001. The ultimate duration and severity of the conditions in Brazil may have a material adverse effect on our investments there. Changes in currency exchange rates may affect the relative prices at which we and our foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the costs of items required in our operations.

                        RISKS RELATING TO OUR BUSINESS

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, OUR ABILITY TO EXPAND AND ENHANCE OUR NETWORK AND TO CONDUCT OUR BUSINESS GENERALLY WOULD BE ADVERSELY AFFECTED.

         While we are in the process of arranging the financing needed to expand and enhance our network and meet our business strategies, we cannot provide any assurance as to whether, and if so, when and on what terms, such financing will be arranged. The inability to raise funds would have an adverse effect on our operations. If we decide to raise funds through the incurrence of additional debt, we may become subject to additional or more restrictive financial covenants and ratios, and the risks discussed below associated with maintaining substantial debt will increase. The actual amount and timing of future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control. Our ability to arrange financing and the costs of financing depend upon many factors, including:

         -        general economic and capital markets conditions;

         -        conditions in the communications market;

         -        regulatory developments;

         -        credit availability from banks or other lenders;

         - investor confidence in the telecommunications industry and us;

         -        the success of the network; and

         - provisions of tax and securities laws that are conducive to raising capital.

WE HAVE SUBSTANTIAL DEBT, WHICH MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE.

         Our substantial debt may have important consequences for us, including the following:

         - our ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

         - a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for operations and future business opportunities;

         - a substantial decrease in net operating cash flows or an increase in expenses could make it difficult to meet debt service requirements and force us to modify operations;

         - we may have more debt than our competitors, which may place us at a competitive disadvantage; and

         - our substantial debt may make us more vulnerable to a downturn in business or the economy generally.

         We had substantial deficiencies of earnings to cover fixed charges of $293.8 million for the three months ended March 31, 2001, $482.7 million in 2000 and $343.6 million in 1999.

WE MAY NOT BE ABLE TO REPAY OUR EXISTING DEBT; FAILURE TO DO SO OR REFINANCE OUR DEBT COULD PREVENT US FROM IMPLEMENTING OUR BUSINESS PLANS AND REALIZING OUR ANTICIPATED PROFITS.

         If we were unable to refinance our debt or to raise additional capital on acceptable terms, our ability to expand and enhance the network and to implement our other business plans would be impaired. As of March 31, 2001, including the increase in borrowings under our long-term credit facility by $450 million, we would have had approximately $5.4 billion of long-term debt, approximately $1.9 billion of stockholders' equity, $241 million of preferred stock and a ratio of debt to equity plus preferred stock of approximately 2.5 to 1.0. Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of the business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We cannot assure that we will be able to refinance our debt or raise additional capital on acceptable terms.

RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD PREVENT US FROM OBTAINING FUNDS WHEN WE NEED THEM IN THE FUTURE.

         Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things:

         -        borrow additional money or issue guarantees;

         -        pay dividends or other distributions to stockholders;

         -        make capital expenditures and investments;

         -        create liens on assets;

         -        sell assets;

         -        enter into sale-leaseback transactions;

         -        enter into transactions with affiliates;

         -        engage in mergers or consolidations; and

         -        materially change lines of business.

         In addition, our credit facility currently requires us to maintain specified financial ratios as defined therein. These restrictions may limit our ability to obtain future financing, fund needed capital expenditures or withstand a future downturn in our business or the economy.

IF WE ARE UNABLE TO COMPLY WITH THE RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS, THERE WOULD BE A DEFAULT UNDER THE TERMS OF THESE AGREEMENTS, WHICH COULD RESULT IN AN ACCELERATION OF PAYMENT OF FUNDS THAT WE HAVE BORROWED.

         If we were unable to comply with the restrictions and covenants in our debt agreements, there would be a default under the terms of the agreements. Some of the debt agreements also require us, and certain subsidiaries, to maintain specified financial ratios and satisfy financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. As a result, we cannot assure that we will be able to meet such tests. In the event of a default under these agreements, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that we would be able to make necessary payments to the lenders or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are acceptable to us.

THE FAILURE TO FULLY RECOVER ALL PROCEEDS FROM THE DISPOSITION OF OUR SOLUTIONS SEGMENT WILL RESULT IN AN ADDITIONAL FINANCIAL LOSS.

         We may be unable to fully realize the value of the proceeds received from the disposition of the U.S., Mexican and Canadian professional services operations of our Solutions segment to Platinum Equity or complete the disposition of the remaining Canadian operations as provided for in our contract with TELUS Corporation. We expect to realize up to $400 million from the dispositions. We have already received approximately $100 million in cash and an interest-bearing $75 million promissory note payable over 18 months issued by a subsidiary of Platinum Equity. We have also entered into a collection agreement in which Platinum Equity will pursue the collection of certain identified accounts receivable retained by us totaling approximately $200 million as of March 31, 2001. Subject to payment of a collection fee, Platinum Equity will pay the proceeds collected to us while we retain the collection risk. The actual amount of proceeds will primarily depend on our success in collecting the receivables retained, collecting the payments due under the note and the amount realized from the sale of the Solution segment's remaining Canadian operations.

WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES TO ENSURE OUR GROWTH AND
SUCCESS.

         We believe that our growth and future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability of us in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and our customers' communications infrastructures. The competition for qualified personnel in the communications industry is intense.

WE MAY BE UNABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         We are continually evaluating potential investments and strategic opportunities to expand our network, enhance connectivity and add traffic to the network. In the future, we may seek additional investments, strategic alliances or similar arrangements, which may expose us to risks such as:

         - the difficulty of identifying appropriate investments, strategic allies or opportunities;

         - the possibility that our senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

         - the possibility that we may not be able to finalize definitive agreements;

         - potential regulatory issues applicable to telecommunications business;

         -        the loss or reduction in value of our capital investment;

         - the inability of management to capitalize on the opportunities presented by these arrangements;

         -        the possibility of insolvency of a strategic ally; and

         - the restrictions on our ability to make some acquisitions and dispositions as a result of the tax-free spin-off of our company by Williams.

We cannot assure that we would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

OUR BUSINESS IS SUBJECT TO REGULATION THAT COULD CHANGE IN AN ADVERSE MANNER.

         The communications business is subject to federal, state, local and foreign regulation. Regulation of the telecommunications industry is changing rapidly, with ongoing effects on our opportunities, completion and other aspects of our business. Future regulatory, judicial or legislative activities could have a material adverse effect on us. Our failure to obtain required approvals in time to deliver services to customers could also have a material adverse effect. The regulatory environment varies substantially from state to state and from country to country. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services or, in some cases, in order to use eminent domain powers to obtain rights of way. We must obtain prior regulatory approval of the services, equipment and pricing for our intrastate services in most of these jurisdictions. We also must obtain prior approval from the Federal Communications Commission for cable landings and some other facilities and services to be provided. Similarly, to provide services or operate infrastructure in many countries, we must obtain prior approval. Foreign regulations may affect our ability to originate or terminate services in a country, an ownership interest in a carrier, and the facilities ownership, services, rates, costs, interconnection arrangements and other conditions for a carrier operating in that country. In addition, some alliance partners are subject to extensive regulation, which could adversely affect the expected benefits of arrangements with them by preventing us or them from selling each other's products and services as planned. For example, while the terms of the agreements with SBC are intended to comply with restrictions on SBC's provision of long distance services, various aspects of these arrangements have not been tested under the Telecommunications Act.

FAILURE TO DEVELOP THE "WILLIAMS COMMUNICATIONS" BRAND COULD ADVERSELY AFFECT OUR BUSINESS.

         We believe that brand recognition is very important in the communications industry. If the "Williams Communications" brand awareness does not increase or is weakened, it could decrease the attractiveness of our product and service offerings to potential customers, which could result in decreased revenues. We have licensed the use of the Williams Communications trademark from Williams for a period of 15 years, with renewal rights subject to the maintenance of certain quality standards. The loss of this license would require us to establish a new brand and build new brand recognition.

THE TAX-FREE SPIN-OFF OF OUR COMPANY BY WILLIAMS RESTRICTS OUR ABILITY TO UNDERTAKE CERTAIN TRANSACTIONS.

         In order to preserve the tax-free status of the distribution, we are restricted in our ability to undertake some transactions, including a disposition of a material portion of our assets outside the ordinary course of business; a merger or liquidation; some issuance of our capital stock; and acquisitions or strategic combinations that would, individually or in the aggregate, result in a significant change in ownership.

         A third party could acquire a significant interest in our stock. We cannot assure that a third party with control or influence would take actions in the best interests of other stockholders. In addition, a change of control may occur under our preferred stock, our senior redeemable notes or our senior reset notes if any other person or group acquires 35% or more of the voting power of our stock and the rating of our senior redeemable notes or senior reset notes declines. Upon such occurrence, we will be required to make an offer to purchase the preferred stock at a cash price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including special dividends, if any, and all of the senior redeemable notes and senior reset notes at a cash price equal to 101% of the principal amount plus accrued and unpaid interest. We cannot assure that we will have adequate financial resources to purchase the preferred stock, the senior redeemable notes and the senior reset notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to complete the repurchases of the tendered notes upon a change of control, our failure to do so would constitute an event of default under the indenture for such notes. This and other events of default can cause acceleration of other debt.

POTENTIAL FOR CONTINGENT TAX LIABILITY RELATED TO THE SPIN-OFF OF OUR COMPANY BY WILLIAMS.

         We have agreed not to take any action that would cause the April 23, 2001 spin-off of our company to the Williams shareholders to be taxable to Williams under section 355 of the Internal Revenue Code of 1986, as amended. We have also agreed to indemnify Williams for any liability suffered by it if we were to take any such action. For example, the spin-off could be taxable to Williams if one or more persons, acting independently or in concert, acquire 50% or more of our stock within two years before or after such a spin-off. If the spin-off were taxable to Williams, our payment to Williams under the indemnity agreement would have a material adverse effect on our financial condition.

                               USE OF PROCEEDS

         We will not receive any of the proceeds from the sales of the senior reset notes by the selling noteholders. The senior reset notes are being sold by the selling noteholders listed under "Selling Noteholders."



                      RATIO OF EARNINGS TO FIXED CHARGES

         The following table presents our consolidated ratio of earnings to fixed charges and deficiency of earnings to cover fixed charges for the periods shown.

                                    Three Months
                                   Ended March 31,                            Year Ended December 31,
                                  ----------------   ----------------------------------------------------------------
                                       2001            2000          1999          1998        1997        1996
                                   ------------     -----------  ------------  -----------  ----------  ------------
                                                                             (In thousands, except ratio)
Ratio of earnings to fixed
   charges....................            --                --             --           --          --          --
Deficiency of earnings to cover
   fixed charges..............     $(293,830)        $(482,690)     $(343,619)   $(156,690)   $(63,539)   $(10,153)

                    DESCRIPTION OF THE SENIOR RESET NOTES

GENERAL

         The senior reset notes were issued under an indenture between us and United States Trust Company of New York, as trustee. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. The indenture is governed by the Trust Indenture Act. The terms of the senior reset notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. You are urged to read the indenture because it, and not this description, defines a holder's rights with respect to the senior reset notes. You can find the definitions of capitalized terms used in this section in the section below entitled "--Certain Definitions."

RANKING

         The senior reset notes are our senior unsecured obligations, ranking equally with all of our existing senior notes and future senior unsecured debt. The senior reset notes are senior to all our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt. Substantially all of our operations are conducted through our subsidiaries and, therefore, we are dependent upon cash flow from those entities to meet our obligations. The payment of dividends and the making of loans and advances to us by our subsidiaries are subject to various restrictions. Future debt of certain of our subsidiaries may prohibit the payment of dividends or the making of loans or advances to us. In addition, the ability of our subsidiaries to make such payments, loans or advances to us is limited by the laws of the relevant jurisdictions in which our subsidiaries are organized or located. In some cases, the prior or subsequent approval of such payments, loans or advances by our subsidiaries to us may be required from applicable regulatory bodies or other governmental entities.

         Our subsidiaries have no direct obligation to pay amounts due on the senior reset notes unless they become guarantors. The senior reset notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries that are not Guarantors, including trade payables and indebtedness under the credit facility. None of our subsidiaries are currently Guarantors. As of March 31, 2001, our consolidated subsidiaries had approximately $3.0 billion of liabilities outstanding, excluding intercompany debt, which would effectively rank senior to the senior reset notes. As of March 31, 2001, we, excluding our consolidated subsidiaries, had outstanding approximately $3.0 billion of debt ranking equally with the senior reset notes and a $1.8 billion long-term credit facility secured by all of our network assets which is effectively senior to the senior reset notes. The indenture permits us and our subsidiaries to incur substantial amounts of additional secured or unsecured indebtedness and other liabilities. Any of our rights and our creditors, including WCG Note Trust or you, as the holder of the senior reset notes, to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

PRINCIPAL, MATURITY AND INTEREST

         The senior reset notes were issued in the aggregate principal amount of $1.5 billion and will mature on March 31, 2008. Interest on the senior reset notes is payable in cash semiannually in arrears on the business day preceding March 15 and September 15, commencing with the business day prior to September 15, 2001. We will make each interest payment to the person or persons who is the registered holder of the senior reset notes at the close of business one business day prior to each March 1 or September 1.

         The senior reset notes bear interest at the rate of 8.25% per annum until the Reset Sale Date and will bear interest at the applicable Reset Rate thereafter until paid in full. On the Reset Sale Date, any senior reset notes sold will be designated as the "Series B" notes and we will attain a unique CUSIP number for the Series B notes. We will pay interest on overdue principal of premium, if any, and to the extent lawful, interest on overdue installments of interest, initially at the rate of 10.25% per annum until the Reset Sale Date, and at a rate per annum equal to the applicable Reset Rate plus 200 basis points thereafter. Interest will be computed in each case on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

         We may redeem all or part of the senior reset notes at any time upon not less than 30 nor more than 60 days' notice at the applicable Make-Whole Price.

MANDATORY REDEMPTION

         Except as set forth below under the sections entitled "--Certain Covenants--Change of Control Triggering Event" and "--Limitation on Asset Dispositions," we are not required to make mandatory redemption payments or sinking fund payments with respect to the senior reset notes.

CERTAIN COVENANTS

         Set forth below are the material covenants contained in the senior reset note indenture.

         Limitation on Consolidated Debt. (a) We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt, unless, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds of such Incurrence, no WCG Note Default or WCG Note Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

                  - the ratio of (A) the aggregate consolidated principal amount of our outstanding Debt, to (B) our consolidated cash flow available for fixed charges determined under the senior reset note indenture, in each case subject to certain adjustments, would be less than 5.0 to 1.0; or

                  - our consolidated capital ratio determined under the indenture is less than 2.25 to 1.0, after giving effect to certain adjustments.

         (b) The restrictions in paragraph (a) do not prevent us or any Restricted Subsidiary from Incurring certain types of Debt set forth in the senior reset note indenture, including the following:

                  -        Debt under the senior reset notes, the senior reset
                           note Indenture or any Domestic Restricted
                           Subsidiary Guarantee;

                  - Debt under credit facilities not in excess of certain specified amounts;

                  -        Purchase Money Debt subject to certain limitations;

                  - our Subordinated Debt subject to certain limitations;

                  -        Debt outstanding on the date of the senior reset
                           note indenture;

                  - Debt owed by us to any of our Restricted Subsidiaries or Debt owed by one of our Restricted Subsidiaries to us or one or our Restricted Subsidiaries subject to certain limitations;

                  - certain Debt Incurred to refinance Debt in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus certain refinancing expenses;

                  - certain Debt consisting of interest rate or currency protection agreements;

                  - certain Debt secured by receivables originated by us or any Restricted Subsidiary and related assets;

                  - Debt Incurred pursuant to the lease, dated as of September 2, 1998, between 1998 WCI Trust, as lessor, and WCL, as lessee, in an aggregate principal amount not to exceed $750 million at any one time outstanding; and

                  - Debt not otherwise permitted to be Incurred pursuant to the indenture, which has an aggregate principal amount not in excess of $50 million at any time outstanding.

         Limitation on Debt of Restricted Subsidiaries. We may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt except for certain types of Debt set forth in the senior reset note indenture, including the following:

                  -        Domestic Restricted Subsidiary Guarantees;

                  -        Debt outstanding on March 28, 2001;

                  - certain Debt of Restricted Subsidiaries under their credit facilities;

                  -        certain Purchase Money Debt of Restricted
                           Subsidiaries;

                  - certain Debt owed by a Restricted Subsidiary to us or one of our Restricted Subsidiaries;

                  - certain specified categories of Debt of Restricted Subsidiaries;

                  - certain Debt which is Incurred to refinance any Debt of a Restricted Subsidiary in an aggregate principal amount not to exceed the aggregate principal amount of the Debt so refinanced plus certain refinancing expenses; and

                  -        certain other types of Debt.

         Limitation on Issuances of Guarantees by, and Debt Securities of, Domestic Restricted Subsidiaries. We will not permit any of our Domestic Restricted Subsidiaries, directly or indirectly, to issue or guarantee any debt securities issued by us or any Domestic Restricted Subsidiary, unless such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the senior reset note indenture providing for the guarantee of the payment of the senior reset notes by such Domestic Restricted Subsidiary, which guarantee shall be senior to or rank equally with such debt securities. The foregoing limitation is subject to certain exceptions, including any one or more guarantees of up to $100 million in aggregate principal amount of our debt securities or any Domestic Restricted Subsidiary at any time outstanding.

         Limitation on Restricted Payments. Subject to certain customary exceptions set forth in the senior reset note indenture, we may not, and may not permit any Restricted Subsidiary to:

                  - declare or pay any dividend or make any distribution in respect of its capital stock, except in the limited circumstances set forth in the senior reset note indenture, including solely to us or any Restricted Subsidiary;

                  - purchase, redeem, or otherwise retire or acquire for value (A) any of our capital stock or any one of our Restricted Subsidiaries or (B) any options, warrants or rights to purchase or acquire shares of our capital stock or shares of capital stock of any of the Restricted Subsidiaries or any securities convertible into or exchangeable for shares of our capital stock or any Restricted Subsidiary, subject to certain exceptions set forth in the senior reset note indenture;

                  - make any Investment, other than an Investment in us or a Restricted Subsidiary or a Permitted Investment, in any other entity;

                  - redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity or repayment, any of our Debt which is subordinate in right of payment to the senior reset notes; and

                  - issue, transfer, convey, sell or otherwise dispose of capital stock of any Restricted Subsidiary to an entity other than us or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary (each of the foregoing clauses being a "Restricted Payment") if:

                  (A) a WCG Note Event of Default or a Reset Event shall have occurred and be continuing; or

                  (B) upon giving effect to such Restricted Payment, we could not incur at least $1.00 of additional Debt pursuant to the terms of the senior reset note indenture described in paragraph (a) of the section above entitled "--Limitation on Consolidated Debt"; or

                  (C) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after October 6, 1999, plus certain Permitted Investments, exceeds certain specified amounts;

provided, however, that we or one of our Restricted Subsidiaries may, without regard to the limitations in clause (C) but subject to clauses (A) and (B) above, make Restricted Payments in an aggregate amount not to exceed the sum of $50 million and certain net cash proceeds received after October 6, 1999.

         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any restriction on the ability of any Restricted Subsidiary:

                  - to pay dividends or make any other distributions in respect of capital stock owned by us or any other Restricted Subsidiary or pay any Debt or other obligation owed to us or any other Restricted Subsidiary;

                  - to make loans or advances to us or any other Restricted Subsidiary; or

                  - to transfer any of our Property to us or any other Restricted Subsidiary.

         (b) Despite the above limitation, we may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist:

                  - any encumbrance or restriction pursuant to any agreement in effect on the date of the senior reset note indenture or pursuant to our current credit facility;

                  - any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any credit facilities or Purchase Money Debt subject to certain exceptions set forth in the senior reset note indenture;

                  - any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any entity, or the properties or assets of any entity, other than the entity so acquired;

                  - certain encumbrances or restrictions pursuant to an agreement effecting a refinancing of Debt described above;

                  - certain encumbrances or restrictions contained in security agreements securing our Debt or Debt of a Restricted Subsidiary otherwise permitted under the senior reset note indenture;

                  - certain customary provisions with respect to the encumbrance of Property;

                  - certain encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or Property of such Restricted Subsidiary;

                  - any encumbrance or restriction pursuant to the senior reset note indenture and the senior reset notes; and

                  -        Permitted Liens.

         Limitation on Liens. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property owned on, or acquired after March 28, 2001, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the senior reset notes:

                  - equally and ratably with such Debt as to such Property for so long as such Debt will be so secured; or

                  - in the event such Debt is our Debt or a Guarantor's which is subordinate in right of payment to the senior reset notes or the applicable Domestic Restricted Subsidiary Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured.

         These restrictions shall not apply to:

                  (1)      Liens that existed on March 28, 2001;

                  (2) Liens Incurred on or after March 28, 2001, pursuant to any credit facility to secure Debt permitted to be Incurred pursuant to the second clause of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt";

                  (3) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all credit facilities entered into by us and our Restricted Subsidiaries (together with all refinancing Debt then outstanding or available pursuant to the seventh clause of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt" in respect of Debt previously Incurred under such credit facilities), does not exceed 1.5 times our consolidated cash flow available for fixed charges for the four full fiscal quarters preceding the Incurrence of such Lien for which our consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

                  (4) Liens in favor of us or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of capital stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien, except to us or a Restricted Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Lien by the issuer thereof;

                  (5) Liens to secure Purchase Money Debt permitted to be Incurred pursuant to clause (3) of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt"; provided that any such Lien may not extend to any Property other than the Telecommunications Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

                  (6)      Liens to secure Acquired Debt; provided that

                  - such Lien attaches to the acquired Property prior to the time of the acquisition of such Property; and

                  -        such Lien does not extend to or cover any other
                           Property;

                  (7) Liens to secure Debt permitted to be Incurred pursuant to the tenth clause of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt";

                  (8) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (2), (5), (6) and (7) or this clause (8) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under the seventh clause of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt" or the seventh clause of the section above entitled "--Limitation on Debt of Restricted Subsidiaries";

                  (9) Liens to secure Debt consisting of certain interest rate and currency protection agreements permitted to be Incurred pursuant to the eighth clause of paragraph (b) of the section above entitled "--Limitation on Consolidated Debt";

                  (10) Liens to secure Debt secured by certain receivables permitted to be Incurred pursuant to the ninth clause of paragraph
         (b) of the section above entitled "--Limitation on Consolidated
         Debt";

                  (11) Liens granted after the date of the indenture to secure the notes;

                  (12)     Permitted Liens; and

                  (13) Liens not otherwise permitted by the foregoing clauses (1) through (12) that, at the time of Incurrence thereof, taken together with all other Liens Incurred after the date of the indenture in reliance on this clause (13) and which remain in existence, secure Debt in an aggregate principal amount not to exceed 5% of our consolidated tangible assets as of the most recent balance sheet date as of which our consolidated balance sheet is available.

         Limitation on Sale and Leaseback Transactions. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to certain sale and leaseback transactions, unless:

              -   we or such Restricted Subsidiary would be entitled to Incur
                  (A) Debt in an amount equal to the total rent required to be paid in respect of such sale and leaseback transaction pursuant to the covenant described in the section above entitled "--Limitation on Consolidated Debt"; and (B) a Lien pursuant to the covenant described in the section above entitled "--Limitation on Liens," equal to the total rent required to be paid in respect of such sale and leaseback transaction, without also securing the senior reset notes; and

              - such sale and leaseback transaction is treated as an Asset Disposition and all of the conditions of the senior reset note indenture described in the section below entitled "--Limitation on Asset Dispositions" are satisfied with respect to such sale and leaseback transaction.

         Limitation on Asset Dispositions. We may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless: (1) we or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the Property sold or disposed of; and (2) at least 75% of the consideration for such disposition consists of cash or cash equivalents or the assumption of certain of our or any Restricted Subsidiaries' Debt and release us and all Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications Assets).

         The net available proceeds or any portion thereof from Asset Dispositions may be applied by us or a Restricted Subsidiary: to the permanent repayment or reduction of Debt then outstanding under any credit facility entered into by us or any of our Restricted Subsidiaries to the extent described in the senior reset note indenture; or to reinvest in Telecommunications Assets. Prior to the payment in full of all outstanding of WCG Note Trust's senior secured notes, all net available proceeds from an Asset Disposition in excess of a cumulative aggregate amount of $10 million will be applied in accordance with this paragraph.

         Any net available proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days shall constitute "excess proceeds." After the payment in full of all outstanding WCG Note Trust's senior secured notes, when the aggregate amount of excess proceeds exceeds $10 million, we will be required to use such excess proceeds to make an offer to purchase, in accordance with the senior reset indenture, (x) all outstanding senior reset notes at a price in cash equal to 100% of the principal amount plus accrued and unpaid interest, if any; and (y) certain other of our or any Guarantor's Debt that ranks equally with the senior reset notes, or any Debt of a Restricted Subsidiary that is not a Guarantor, at a price no greater than 100% of the principal amount plus accrued and unpaid interest, if any, to the extent required under the terms of such Debt.

         Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. We may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of capital stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, capital stock of a Restricted Subsidiary to any person or entity other than us or a Restricted Subsidiary except for certain issuances and sales set forth in the senior reset note indenture, including the following:

                  - certain sales of all of the capital stock of a Restricted Subsidiary;

                  - certain transactions that result in such Restricted Subsidiary becoming a joint venture;

                  - certain issuances, transfers, conveyances, sales or other dispositions of shares of a Restricted Subsidiary so long as after giving effect to any such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described in the section above entitled "--Limitation on Asset Dispositions" to the extent such provisions apply;

                  - Disqualified Stock issued in connection with certain refinancings of shares of Disqualified Stock of such Restricted Subsidiary;

                  - transactions where we or a Restricted Subsidiary acquires at the same time not less than its proportionate interest in such issuance of capital stock;

                  - capital stock issued and outstanding on the date of the senior reset note indenture;

                  - certain capital stock of a Restricted Subsidiary issued and outstanding prior to the time that such entity becomes a Restricted Subsidiary;

                  - certain issuances of preferred stock of a Restricted Subsidiary otherwise permitted by the senior reset note indenture; and

                  - certain other customary issuances and sales set forth in the senior reset note indenture.

         Transactions with Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, guarantee or transaction, including the rendering of services, with or for the benefit of, any affiliate (each of the foregoing, an "Affiliate Transaction"), unless:
(a) such Affiliate Transaction or series of Affiliate Transactions is in the best interest of us or such Restricted Subsidiary and on terms that are fair and reasonable to, and in the best interests of, us or the Restricted Subsidiary, as the case may be; and (b) certain certification and other requirements set forth in the senior reset note indenture with respect to clause (a) above have been complied with.

         The senior reset note indenture provides that certain transactions are not deemed Affiliate Transactions, including the following:

                  - certain of our or our Restricted Subsidiaries employment agreements;

                  - certain compensation agreements or arrangements with respect to our directors or officers or directors or officers of any of Restricted Subsidiaries;

                  - certain transactions between or among us and our Restricted Subsidiaries;

                  - certain Restricted Payments and Permitted Investments permitted by the covenant described in the section above entitled "--Limitation on Restricted Payments";

                  - transactions pursuant to the terms of or performance of any agreement or arrangement as in effect on the date of the senior reset note indenture;

                  - transactions pursuant to and any payments under, compliance with, or performance of obligations under, the Williams Intercompany Arrangements;

                  - transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber-optic lines, equipment, rights of way or other access rights, between us, or any Restricted Subsidiary, and any other person or entity; provided that, in the case of this clause, such transaction complies with clause (a) of the preceding paragraph;

                  - loans, advances or extensions of credit to employees, our officers and directors or officers or directors of any of our Restricted Subsidiaries subject to certain limitations;

                  - the granting or performance of registration rights under any written registration rights agreement approved by the board of directors of us;

                  - transactions with persons or entities solely in their capacity as holders of Debt or our capital stock or any of our subsidiaries, where such persons or entities are treated no more favorably than holders of Debt or our capital stock generally;

                  - certain sales or issuances of capital stock in exchange for cash, securities or Property; and

                  -        any agreement to do any of the foregoing.

         Change of Control Triggering Event. Within 30 days of both a Change of Control and a Rating Decline (a "Change of Control Triggering Event"), we will be required to make an offer to purchase all outstanding senior reset notes in accordance with the senior reset note indenture at a price in cash equal to the Change of Control Triggering Event Purchase Price, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

         "Change of Control" means the occurrence of any of the following events:

                  (A) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of our voting stock at a time when the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of our voting stock than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of such other corporation); or

                  (B) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all our and the Restricted Subsidiaries' assets, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to one or more Permitted Holders) shall have occurred; or

                  (C) during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election or appointment by such board or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

                  (D) our shareholders shall have approved any plan of liquidation or dissolution of our company.

         If we make an offer to purchase the senior reset notes in accordance with the senior reset note indenture, we intend to comply with any applicable securities laws and regulations, including any applicable requirements of
Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions relating to the offer to purchase, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

         The existence of the holders' right to require, subject to certain conditions, us to repurchase the senior reset notes upon a Change of Control Triggering Event may deter a third party from acquiring us in a transaction that constitutes a Change of Control. If an offer to purchase the senior reset notes in accordance with the senior reset note indenture is required to be made and WCG Note Trust or any other holders of the senior reset notes accept such offer, there can be no assurance that we will have sufficient funds to pay the purchase price for the senior reset notes tendered by WCG Note Trust or any other holder. In addition, instruments governing our other Debt may prohibit us from purchasing any of the senior reset notes prior to their stated maturity, including pursuant to an offer to purchase the senior reset notes in accordance with the senior reset note indenture, or require that such other Debt be repurchased upon a Change of Control.

         If an offer to purchase the senior reset notes in accordance with the senior reset note indenture occurs at a time when we do not have sufficient available funds to pay the purchase price for the senior reset notes tendered pursuant to such offer to purchase or at a time when we are prohibited from purchasing the senior reset notes, and we are unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt, a WCG Note Event of Default would occur under the senior reset note indenture. In addition, one of the events that constitutes a Change of Control under the senior reset note indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of our assets. The senior reset note indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if we were to engage in a transaction in which we disposed of less than all of our assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of our assets and whether we were required to make an offer to purchase the senior reset notes in accordance with the senior reset notes indenture.

         Except as described herein with respect to a Change of Control, the senior reset note indenture does not contain any other provisions that permit WCG Note Trust as the holder or any other holder of the senior reset notes to require that we repurchase or redeem the senior reset notes in the event of a takeover, recapitalization or similar restructuring.

         Reports. Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, we shall file with the SEC, unless the SEC will not accept such filing, the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if we were subject to such successor provision, such documents to be filed with the SEC on or prior to the respective dates by which we would have been required to file them.

         We will also in any event:

                  (a)      within 15 days of each required filing date:

                           - transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders; provided that if any such filing is readily available on-line through EDGAR, we will not be obligated to furnish copies of such filing; and

                           - file with the senior reset note indenture trustee,

         copies of the annual reports, quarterly reports and other documents, without exhibits, which we would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if we were subject to such successor provisions; and

                  (b) if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents, without exhibits, to any prospective holder.

         Limitation on Designations of Unrestricted Subsidiaries. The senior reset note indenture provides that we will not designate any of our subsidiaries, other than a newly created subsidiary in which no Investment has previously been made, as an Unrestricted Subsidiary under the senior reset note indenture (a "Designation") unless:

              - no WCG Note Default, WCG Note Event of Default or Reset Event shall have occurred and be continuing at the time of or after giving effect to such Designation;

              - immediately after giving effect to such Designation, we would be able to Incur $1.00 of Debt under paragraph (a) of the section above entitled "--Limitation on Consolidated Debt"; and

              - we would not be prohibited under the indenture relating to the senior reset notes from making an Investment at the time of Designation in an amount (the "Designation Amount") equal to the portion of the fair market value of the net assets of such Restricted Subsidiary on such date.

         In the event of any such Designation, we will be deemed to have made an Investment in the Designation Amount constituting a Restricted Payment for all purposes of the senior reset note indenture; provided, however, that, upon a Revocation of any such Designation of a subsidiary, we shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount (if positive) equal to (1) our Investment in such subsidiary at the time of such Revocation less (2) the portion (proportionate to our equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such Revocation less (3) certain Investments returned to us or any Restricted Subsidiary. At the time of any Designation of any subsidiary as an Unrestricted Subsidiary, such subsidiary shall not own any of our capital stock or any capital stock of any Restricted Subsidiary.

         The senior reset note indenture will further provide that neither us nor any Restricted Subsidiary may at any time (x) provide credit support for, or a guarantee of, any Debt of any Unrestricted Subsidiary, except for certain pledges of capital stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis; or (y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except in certain cases set forth in the senior reset note indenture.

         Except in certain cases set forth in the senior reset indenture or unless Designated as an Unrestricted Subsidiary, any entity that becomes our subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this section, "--Limitation on Designations of Unrestricted Subsidiaries," no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

         The senior reset note indenture provides that a Designation may be revoked (a "Revocation") by a resolution of our board of directors if certain conditions set forth in the senior reset note indenture are satisfied. All Designations and Revocations must be evidenced by resolutions of our board of directors.

         Mergers, Consolidations And Certain Sales Of Assets. Subject to certain exceptions set forth in the senior reset note indenture, we may not, in a single transaction or a series of related transactions, consolidate with or merge into any other entity or permit any other entity to consolidate with or merge into us; or directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other entity, unless:

              - in a transaction in which we are not the resulting, surviving or transferee entity or in which we transfer, sell, lease, convey or otherwise dispose of all or substantially all of our assets to any other entity, the resulting, surviving or transferee entity is organized under the laws of the United States of America or any state thereof or the District of Columbia and expressly assumes all of our obligations under the senior reset note indenture;

              - immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of us or a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of the transaction, no WCG Note Default or WCG Note Event of Default or Reset Event shall have occurred and be continuing;

              - immediately after giving effect to such transaction and treating any Debt which becomes an obligation of us or a Restricted Subsidiary as a result of such transaction as having been Incurred by us, or our successor entity, or such Restricted Subsidiary at the time of the transaction, we, or our successor entity, could Incur at least $1.00 of additional Debt pursuant to the provisions of the senior reset note indenture described in paragraph (a) of the section above entitled "--Limitation on Consolidated Debt";

              - if, as a result of any such transaction, our Property or property of any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the senior reset notes indenture described in the section above entitled "--Certain Covenants--Limitation on Liens," we or our successor entity shall have secured the senior reset notes as required by such covenant; and

              - in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of our assets, such assets shall have been transferred as an entirety or virtually as an entirety to one entity and such entity shall have complied with all of the provisions of this paragraph.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the senior reset note indenture and/or in this "Description of the Senior Reset Notes" and which are not defined elsewhere in this prospectus.

         "Acquired Debt" means, with respect to any specified entity, Debt of any other entity existing at the time such entity merges with or into or consolidates with or becomes a subsidiary of such specified entity and Debt secured by a Lien encumbering any Property acquired by such specified entity, which Debt was not incurred in connection with, or in anticipation of, such merger, consolidation or acquisition or such entity becoming a subsidiary of such specified entity.

         "Asset Disposition" means any transfer, conveyance, sale, lease, issuance or other disposition by us or any Restricted Subsidiary in one or more related transactions of:

              - shares of capital stock or other ownership interests of a Restricted Subsidiary (other than certain transactions described in the senior reset note indenture);

              -   real property;

              - all or substantially all of the assets of us or any Restricted Subsidiary representing a division or line of business; or

              - other Property of ours or any Restricted Subsidiary outside of the ordinary course of business (excluding certain types of Property described in the senior reset note indenture); provided, in each case, that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period.

         The following are not deemed Asset Dispositions under the senior reset note indenture:

              - Permitted Telecommunications Asset Dispositions that comply with clause (1) of the first paragraph in the section above entitled "--Certain Covenants--Limitation on Asset Dispositions";

              - when used with respect to us, any Asset Disposition permitted pursuant to the covenant described in the section above entitled "--Mergers, Consolidations and Certain Sales of Assets" which constitutes a disposition of all or substantially all of the assets of us and the Restricted Subsidiaries taken as a whole;

              - receivables sales constituting Debt under certain qualified receivable facilities permitted to be Incurred pursuant to the section above entitled "--Certain Covenants--Limitation on Consolidated Debt";

              - sales, leases, conveyances, transfers or other dispositions to us or to a Restricted Subsidiary or to any other entity if, after giving effect to such sale, lease, conveyance, transfer or other disposition, such other entity becomes a Restricted Subsidiary; and

              - any disposition that results in a Permitted Investment (other than pursuant to the sixth or ninth clause of the definition of "Permitted Investment") or a Restricted Payment permitted by the covenant described in the section above entitled "--Certain Covenants--Limitation on Restricted Payments."

         "Change of Control Triggering Event Purchase Price" means

                  prior to the Reset Sale Date, for each senior reset note an amount equal to the sum of:

                  (1) accrued and unpaid interest on such senior reset note to the date of purchase; plus

                  (2) the greater of: (a) 100% of the outstanding principal amount of such senior reset note and (b) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Senior Secured Notes Maturity Date (without duplication of interest included in clause (1)) discounted to the date of purchase on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

                  on and after the Reset Sale Date:

              - for each senior reset note (or portion thereof) sold in the Reset Sale, an amount equal to the sum of (a) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of purchase, plus (b) 101% of the outstanding principal amount of such senior reset note (or portion thereof) on the date of purchase.

              - for each senior reset note (or portion thereof) not sold in the Reset Sale: (a) until the Senior Secured Notes Maturity Date, an amount equal to the sum of (i) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of purchase plus (ii) the greater of: (x) 100% of the outstanding principal amount of such senior reset note (or portion thereof) and (y) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Senior Secured Notes Maturity Date (without duplication of interest included in clause
                  (i)) discounted to the date of purchase on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points; and (b) thereafter, an amount equal to the sum of
                  (i) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of purchase plus (ii) 101% of the outstanding principal amount of such senior reset note (or portion thereof) on the date of purchase.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes as measured from the date of determination to the Note Maturity Date or the Senior Secured Notes Maturity Date, as the case may be, that would be utilized in pricing new issues of corporate debt securities of comparable term, at the time of selection and in accordance with customary financial practice.

         "Comparable Treasury Price" means, with respect to any redemption date or purchase date, the average of the applicable Reference Treasury Dealer Quotations for such redemption date or purchase date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Quotations.

         "Debt" means (without duplication), with respect to any entity, whether recourse is to all or a portion of the assets of such entity and whether or not contingent:

              -   every obligation of such entity for money borrowed;

              - every obligation of such entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property;

              - every reimbursement obligation of such entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such entity or for which such entity is otherwise obligated to make payment;

              - every obligation of such entity issued or assumed as the deferred purchase price of Property or services, including securities repurchase agreements;

              -   every capital lease obligation of such entity;

              - all obligations to redeem or repurchase Disqualified Stock issued by such entity and the total rent required to be paid in respect of certain sale and leaseback transactions entered into by such entity;

              - the liquidation preference of any preferred stock, other than Disqualified Stock, which is covered by the preceding clause, issued by any Restricted Subsidiary of such entity;

              - every obligation under interest rate or currency protection agreements of such entity; and

              - every obligation of the type referred to in clauses (1) through (8) of another entity and all dividends of another entity the payment of which, in either case, such entity has guaranteed.

         Despite the above, "Debt" does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

         "Disqualified Stock" of any entity means any capital stock of such entity (other than certain types of preferred stock described in the senior reset note indenture) which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the senior reset notes.

         "Domestic Restricted Subsidiary" means any of our Restricted Subsidiaries (i) that was formed under the laws of the United States of America or any state thereof or the District of Colombia, or (ii) 50% or more of the assets of which are located in the United States or any territory thereof.

         "Domestic Restricted Subsidiary Guarantee" means a supplemental indenture to the senior reset note indenture in form satisfactory to the senior reset note indenture trustee, providing for an unconditional guarantee by a Domestic Restricted Subsidiary of payment in full of the principal of, premium, if any, and interest on the senior reset notes. Any such Domestic Restricted Subsidiary Guarantee shall not be subordinate to any Debt of the Domestic Restricted Subsidiary providing the Domestic Restricted Subsidiary Guarantee.

         "Existing International Joint Ventures" means ATL-Algar Telecom Leste S.A., PowerTel, Ltd., Manquehue Net, S.A., and Algar Telecom S.A.

         "Guarantor" means any of our Domestic Restricted Subsidiaries that has executed a Domestic Restricted Subsidiary Guarantee.

         "Incur" means, with respect to any Debt or other obligation of any entity, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such entity (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that:

         - a change in generally accepted accounting principles that results in an obligation of such entity that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; and

         - neither the accrual of interest nor the amortization or accretion of original issue discount shall be deemed an Incurrence of Debt.

         Debt otherwise incurred by an entity before it becomes our subsidiary shall be deemed to have been Incurred at the time at which it becomes a Restricted Subsidiary.

         "Independent Investment Banker" means Credit Suisse First Boston Corporation or another independent investment banking institution of national standing appointed by us and, if prior to the satisfaction and discharge of the Indenture, consented to by the WCG Note Trust.

         "Interest Rate Reset Cap" means a rate equal to 13.75% per annum.

         "Invested Capital" means the sum of:

              -   $625 million;

              - the aggregate net proceeds received by us from any capital stock, including preferred stock, of us, but excluding Disqualified Stock, issued or sold pursuant to the over-allotment option in the initial public offering or subsequent to October 6, 1999; and

              - the aggregate net proceeds from the issuance or sale of our Debt or of any Restricted Subsidiary subsequent to October 6, 1999, convertible or exchangeable into capital stock of WCG other than Disqualified Stock, in each case, upon conversion or exchange thereof into capital stock of WCG subsequent to October 6, 1999;

provided, however, that the net proceeds from the issuance or sale of capital stock or Debt described in the second or third clause shall be excluded from any computation of Invested Capital to the extent (1) utilized to make a Restricted Payment or (2) such capital stock or Debt shall have been issued or sold to us, one of our subsidiaries or a WCG Plan.

         "Investment" by any entity means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a guarantee of any obligation of, any other entity; provided that Investments shall exclude

              -   commercially reasonable extensions of trade credit,

              - trade receivables arising in the ordinary course of business; provided that such receivables would be recorded as assets of such entity in accordance with generally accepted accounting principles,

              - Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers,

              - endorsements for collection or deposit in the ordinary course of business by such entity of bank drafts and similar negotiable instruments of such other entity received as payment for ordinary course of business trade receivables, and

              -   any Investment that is less than $100,000.

         The amount, as of any date of determination, of any Investment shall be the original cost of such Investment, plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to such entity in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in consolidated net income to support the actual making of Restricted Payments), but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such transfer.

         "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any sale and leaseback transaction). For purposes of this definition, the sale, lease, conveyance or other transfer by us or any of its subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

         "Make-Whole Price" means:

                  prior to the Reset Sale Date, for each senior reset note an amount equal to the sum of:

                  (1) accrued and unpaid interest on such senior reset note to the date of redemption; plus

                  (2) the greater of: (a) 100% of the outstanding principal amount of such senior reset note and (b) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Senior Secured Notes Maturity Date (without duplication of interest included in clause (1)) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

                  on and after the Reset Sale Date:

                  (1) for each senior reset note (or portion thereof) sold in the Reset Sale, an amount equal to the sum of (i) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of redemption plus (ii) the greater of: (x) 100% of the outstanding principal amount of such senior reset note (or portion thereof) and (y) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Note Maturity Date (without duplication of interest included in clause (i)) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

                  (2) for each senior reset note (or portion thereof) not sold in the Reset Sale: (a) until the Senior Secured Notes Maturity Date, an amount equal to the sum of (i) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of redemption plus (ii) the greater of: (x) 100% of the outstanding principal amount of such senior reset note (or portion thereof) and
         (y) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Senior Secured Notes Maturity Date (without duplication of interest included in clause (i)) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points; and (b) thereafter, an amount equal to the sum of (i) accrued and unpaid interest on such senior reset note (or portion thereof) to the date of redemption plus (ii) the greater of:
         (x) 100% of the outstanding principal amount of such senior reset note (or portion thereof) and (y) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Note Maturity Date (without duplication of interest included in clause (i)) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

         "1999 Indenture" means the indenture, dated as of October 6, 1999, between us and The Bank of New York, as trustee, relating to our 10.70% Senior Redeemable Notes due 2007 and our 10.875% Senior Redeemable Notes due 2009.

         "1999 Notes" means our 10.70% Senior Redeemable Notes due 2007 and our 10.875% Senior Redeemable Notes due 2009 issued under the 1999 Indenture.

         "Note Maturity Date" means March 31, 2008, the scheduled maturity date of the senior reset notes.

         "Permitted Holders" means

              -   Williams and any of its subsidiaries,

              - any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of the voting power of our capital stock,

              - any underwriter during the period engaged in a firm commitment underwriting on our behalf with respect to the shares of capital stock being underwritten, or

              -   us or any of our subsidiaries.

         "Permitted Investments" means:

              - cash equivalents described in the senior reset note indenture;

              -   investments in prepaid expenses;

              - negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

              - loans, advances or extensions of credit to our employees, officers and directors or of any Restricted Subsidiary made in the ordinary course of business and consistent with past practice or in connection with employee benefits agreements or arrangements approved by our board of directors;

              - obligations under certain interest rate or currency protection agreements;

              - Investments received as consideration for, or customary indemnities given in connection with, Asset Dispositions pursuant to and in compliance with the covenant described in the section above entitled "--Certain Covenants-Limitation on Asset Dispositions," and for Permitted Telecommunication Asset Dispositions;

              - Investments in us or any Restricted Subsidiary, or in any entity as a result of which such entity becomes a Restricted Subsidiary;

              - Investments made prior to the date of the senior reset note indenture;

              - Investments made after the date of the senior reset note indenture in entities engaged in the Telecommunications Business in an aggregate amount as of the date of determination not to exceed Invested Capital as of the date of determination;

              - Investments deemed to have been made as a result of the acquisition of an entity that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such entity;

              - Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers;

              - Investments where all or a portion of the consideration provided is our capital stock, other than Disqualified Stock, but the same shall constitute a Permitted Investment only to the extent of such consideration provided in the form of such capital stock;

              - Investments in Existing International Joint Ventures; provided that the aggregate amount of such Investments made after the date of the senior reset note indenture does not exceed $100 million as of the date of determination; and

              - additional Investments in an aggregate amount not to exceed $200 million.

         "Permitted Liens" means:

              - Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made for such Liens;

             - other Liens incidental to our conduct and our Restricted Subsidiaries' businesses or the ownership of Property not securing any Debt, and which do not in the aggregate materially detract from the value of our and our Restricted Subsidiaries' Property when taken as a whole, or materially impair the use thereof in the operation of its business;

              - Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

              - Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of our business and the Restricted Subsidiaries' businesses, taken as a whole;

              - zoning restrictions, servitudes, easements, rights of way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of our business or the businesses of our Restricted Subsidiaries;

              - any interest or title of a lessor in the Property subject to any lease other than a capital lease;

              - Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us to secure Debt owing to us;

              - Liens arising out of judgments or awards against us or any of our Restricted Subsidiaries of with respect to which we or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and we or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;

              - Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in a WCG Note Event of Default with respect thereto;

              - Liens securing certain interest rate or currency protection agreements; and

              - Liens in favor of the applicable trustee arising under the senior reset note indenture, the 2000 Indenture or the 1999 Indenture.

         "Permitted Telecommunications Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of an interest in or capacity on optical fiber and/or conduit and any related equipment used in a Segment of our communications network, whether or not in the ordinary course of business; provided that, after giving effect to such disposition, we would retain at least:

                  (1) with respect to any Segment constructed by, for or on our behalf or on behalf of any of our subsidiaries or affiliates,

                  - 24 optical fibers per route mile on such Segment as deployed at the time of such disposition, or

                  - 12 optical fibers and one empty conduit per route mile on such Segment as deployed at such time; and

                  (2) with respect to any Segment purchased or leased from third parties, the lesser of

                  - 50% of the optical fibers per route mile originally purchased on such Segment,

                  - 24 optical fibers per route mile on such Segment as deployed at the time of such disposition, or

                  - 12 optical fibers and one empty conduit per route mile on such Segment as deployed at the time of such disposition.

         "Property" means, with respect to any entity, any interest of such entity in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including capital stock in, and other securities of, any other entity. For purposes of any calculation required pursuant to the senior reset note indenture, the value of any Property shall be its fair market value.

         "Purchase Money Debt" means Debt (including Acquired Debt and capital lease obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by us or any Restricted Subsidiary of any of our Telecommunications Assets or of any Restricted Subsidiary and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

         "Rating Date" means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of us to effect a Change of Control.

         "Rating Decline" shall be deemed to have occurred if:

              - no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the 2000 Notes or the senior reset notes, if they are then rated by the Rating Agencies, or any other series of our senior unsecured indebtedness that is then rated by the Rating Agencies if the 2000 Notes and the senior reset notes are not then rated by the Rating Agencies (any such rating, the "Applicable Rating" and any such notes, the "Applicable Notes") is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the Applicable Notes that is lower than the Applicable Rating on the date of the senior reset note indenture or the equivalent thereof;

              - prior to the Rating Date, either of the ratings assigned to the 2000 Notes by the Rating Agencies is lower than the rating of the 2000 Notes on the date of the senior reset note indenture and such rating is not changed by the 90th day following the Rating Date; or

              - none of the Applicable Notes is then rated by the Rating Agencies. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

         "Reference Treasury Dealer" means at least four primary U.S. government securities dealers in New York City as an Independent Investment Banker shall select at our request.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the average, as determined by an Independent Investment Banker of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), quoted in writing by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date or purchase date.

         "Reset Rate" means for any senior reset notes (or portions thereof) that are identified to the senior reset note indenture trustee by the indenture trustee as having been sold in the Reset Sale, the interest rate per annum certified to the senior reset note indenture trustee by the senior secured note indenture trustee to be the interest rate at which such senior reset notes were sold in the Reset Sale; provided, that in no event shall the Reset Rate be higher than the Interest Rate Reset Cap, and for all other senior reset notes (or portions thereof), the interest rate per annum equal to the Interest Rate Reset Cap.

         "Reset Sale" means the sale of senior reset notes in a remarketing consummated on the Reset Sale Date under the Remarketing and Registration Rights Agreement.

         "Restricted Subsidiary" means one of our subsidiaries or of a Restricted Subsidiary that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with the section above entitled "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

         "Segment" means with respect to our intercity network, the through-portion of such network between two local networks, and with respect to one of our local networks, the entire through-portion of such network, excluding the spurs which branch off the through-portion.

         "Senior Secured Notes Maturity Date" means March 15, 2004, the scheduled maturity date of the senior secured notes.

         "Subordinated Debt" means our Debt (a) that is not secured by any Lien on or with respect to any Property now owned or acquired after March 28, 2001 and (b) as to which the payment of principal of, and premium, if any, and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the senior reset notes to at least the following extent:

                  (1) no payments of principal of, or premium, if any, or interest on or otherwise due, including by acceleration or for additional amounts, in respect of, or repurchases, redemptions or other retirements of, such Debt may be permitted for so long as any default, after giving effect to any applicable grace periods, in the payment of principal, or premium, if any, or interest on the senior reset notes exists, including as a result of acceleration;

                  (2) if any other Default exists with respect to the senior reset notes, upon notice by holders of 25% or more in aggregate principal amount of the senior reset notes to the senior reset note indenture trustee, the senior reset note indenture trustee shall have the right to give notice to us and the holders of such Debt, or trustees or agents therefor, of a payment blockage, and thereafter no payments of such Debt may be made for a period of 179 days from the date of such notice; provided that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the senior reset notes during such period;

                  (3) if payment of such Debt is accelerated when any senior reset notes are outstanding, no payments of such Debt may be made until three business days after the senior reset note indenture trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and

                  (4) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by us, including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder, in each case, prior to the final stated maturity of the senior reset notes, or (y) permit redemption or other retirement, including pursuant to an offer to purchase made by us, of such Debt at the option of the holder of such Debt prior to the final stated maturity of the senior reset notes, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement, including pursuant to an offer to purchase made by us, which is conditioned upon:

         - a change of control of us pursuant to provisions substantially similar to those described in the section above entitled "--Certain Covenants--Change of Control Triggering Event" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to our repurchase of the senior reset notes required to be repurchased by us pursuant to the provisions described in the section above entitled "--Certain Covenants--Change of Control Triggering Event"), or

         - a sale or other disposition of assets pursuant to provisions substantially similar to those described in the section above entitled "--Certain Covenants--Limitation on Asset Dispositions" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to WCG's repurchase of the senior reset notes required to be repurchased by WCG pursuant to the provision described in the section above entitled "--Certain Covenants--Limitation on Asset Dispositions").

         "Telecommunications Assets" means:

                  (a) any Property, other than cash, cash equivalents and securities, to be owned or used by us or any Restricted Subsidiary and used in the Telecommunications Business;

                  (b) for purposes of the covenants described in the sections above entitled "--Certain Covenants--Limitation on Consolidated Debt" and "--Limitation on Liens" only, capital stock of any entity; or

                  (c) for all other purposes of the senior reset note indenture, capital stock of an entity that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by us or another Restricted Subsidiary from any entity other than an affiliate of ours;

provided, however, that, in the case of clause (b) or (c), such entity is primarily engaged in the Telecommunications Business.

         "Telecommunications Business" means the business of:

                  - transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or the right to use such facilities;

                  - constructing, creating, developing, operating, managing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business;

                  - computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose, including, for the purposes of porting computer software from one operating environment or computer platform to another;

                  - constructing, managing or operating fiber-optic telecommunications networks and leasing capacity on those networks to third parties;

                  - the sale, resale, installation or maintenance of communications systems and equipment; or

                  - evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified above;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by our board of directors.

         "Treasury Yield" means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the applicable redemption date.

         "2000 Indenture" means the indenture, dated as of August 8, 2000, between us and The Bank of New York, as trustee, relating to our 11.70% Senior Redeemable Notes due 2008 and our 11.875% Senior Redeemable Notes due 2010.

         "2000 Notes" means our 11.70% Senior Redeemable Notes due 2008 and our 11.875% Senior Redeemable Notes due 2010 issued under the 2000 Indenture.

         "Unrestricted Subsidiary" means any of our subsidiaries designated as such pursuant to and in compliance with the covenant described in the section above entitled "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to such section, and any subsidiary of an Unrestricted Subsidiary.

         "WCG Note Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, a WCG Note Event of Default.

         "WCG Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of ours or of any Restricted Subsidiary of WCG, or any successor plan thereof.

         "Williams Intercompany Arrangements" means any documents, instruments, agreements and arrangements between us and any Restricted Subsidiaries, between any Restricted Subsidiaries or between us or any Restricted Subsidiary, on the one hand, and Williams or any of its subsidiaries, on the other hand, in effect on the date of the senior reset note indenture.

WCG NOTE EVENTS OF DEFAULT; RESET EVENTS

         The following will be "Events of Default" under the senior reset note indenture ("WCG Note Events of Default"):

                  - failure to pay when due principal of, or premium, if any, on, any senior reset note issued under the senior reset note indenture;

                  -   failure to pay when due any interest on any senior reset
                      note issued under the senior reset note indenture, continued for 30 days;

                  - default in the payment of principal of and interest on the senior reset notes required to be purchased pursuant to an offer to purchase the senior reset notes in accordance with the senior reset note indenture as described in the section above entitled "--Certain Covenants--Change of Control Triggering Event," when due and payable;

                  - failure to perform or comply with the provisions described in the section above entitled "Mergers, Consolidations and Certain Sales of Assets";

                  - failure to perform any other covenant or agreement of us under the senior reset note indenture or the senior reset notes, continued for 60 days after written notice to us by the senior reset note indenture trustee or holders of at least 25% in aggregate principal amount of outstanding senior reset notes;

                  - default under the terms of any instrument evidencing or securing our Debt or post of any Restricted Subsidiary having an outstanding principal amount of $25 million or its foreign currency equivalent at the time, individually or in the aggregate, which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period);

                  - the rendering of a final judgment or judgments, not subject to appeal or covered by insurance, against us or any Restricted Subsidiary in an aggregate amount in excess of $25 million or its foreign currency equivalent at the time, and which has not been waived, satisfied or discharged for a period of 45 consecutive days after the date on which the right to appeal has expired;

                  - any Domestic Restricted Subsidiary Guarantee ceases to be in full force and effect, other than in accordance with the terms of such Domestic Restricted Subsidiary Guarantee, or any Guarantor denies or disaffirms its obligations under its Domestic Restricted Subsidiary Guarantee;

                  - the occurrence of any Reset Event, other than a Reset Event described in the first clause of the definition thereof; and

                  - certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

         Each of the following will constitute a "Reset Event" under the senior reset note indenture for so long as the WCG Note Trust is the holder of any portion of the senior reset notes if such event occurs prior to the Reset Sale Date:

                  - the occurrence of the date that is 180 days prior to the Senior Secured Notes Maturity Date (the "Interest Rate Reset Date");

                  - we or WCL defaults in the performance of or breaches any covenant or agreement in any Transaction Document to which it is a party and such default or breach continues for a period of 60 consecutive days after written notice by the senior reset note indenture trustee or the holders of 25% or more in aggregate principal amount of the outstanding senior reset notes;

                  - failure by WCG Note Trust duly to observe or to perform any of its covenants under the WCG Note Trust Indenture, the senior secured notes, the Remarketing and Registration Rights Agreement and any other documents relating to the issuances of the senior secured notes or senior reset notes (other than any covenant to make payments under such documents or any covenant or agreement in or with respect to the senior secured note purchase agreement) to which it is a party, which failure (i) materially adversely affects the rights of the holders of senior secured notes and (ii) continues unremedied for a period of 30 days after the earlier of
                      (A) Williams or any of its affiliates having actual knowledge of such default and (B) the giving of written notice of such failure to the WCG Note Trust and Williams by the senior secured notes indenture trustee or by any holder of WCG Note Trust senior secured notes;

                  - any representation or warranty made by any of us, WCG Note Trust or WCL, as applicable, in the indenture relating to the senior reset notes or the senior secured notes, the Remarketing and Registration Rights Agreement and any other documents relating to the issuances of the senior secured notes or senior reset notes (other than any representation or warranty made in or with respect to the senior secured note purchase agreement) or in any other document delivered to the senior secured indenture trustee pursuant to any such documents (other than the senior secured note purchase agreement) shall prove to have been incorrect in any respect which materially adversely affects the rights of the holders of senior secured notes when made (or deemed made) and such misrepresentation continues for 30 days after the earlier of (x) Williams or any of its affiliates having actual knowledge of such default and (y) the giving of written notice of such misrepresentation to WCG Note Trust and Williams by the senior secured notes indenture trustee or by any holder of senior secured notes;

                  - any of us, WCG Note Trust or WCL becomes an investment company required to be registered under the Investment Company Act;

                  - certain events of bankruptcy, insolvency or reorganization affecting WCG Note Trust or us;

                  - the indentures relating to the senior reset notes or the senior secured notes, the Remarketing and Registration Rights Agreement and any other documents relating to the issuances of the senior secured notes or senior reset notes to which any of us, WCG Note Trust or WCL is a party ceases to be the legally valid and enforceable obligation of us, WCG Note Trust or WCL, as the case may be, which cessation (x) materially adversely affects the rights of the holders of senior secured notes and (y) continues for 30 days after the earlier of (A) Williams or any of its affiliates having actual knowledge thereof and (B) the giving of written notice of such cessation to WCG Note Trust and Williams by the WCG Note Trust senior notes trustee or by any holder of such senior secured notes; or

                  - the occurrence of any other WCG Note Event of Default not referred to above.

         If a WCG Note Event of Default has occurred, which has not been cured or waived, the senior reset note indenture trustee will exercise its rights and powers under the senior reset note indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. At all other times, the senior reset note indenture trustee will not be under any obligation to exercise any of its rights or powers under the senior reset note indenture at the request or direction of any of the holders of senior reset notes, unless such holders shall have offered to the senior reset note indenture trustee reasonable indemnity. Subject to this indemnification, the holders of a majority in aggregate principal amount of the senior reset notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior reset note indenture trustee or exercising any trust or power conferred on the senior reset note indenture trustee.

         If a WCG Note Event of Default (other than a WCG Note Event of Default described in clause (j) above) shall occur and be continuing with respect to the senior reset notes, either the senior reset note indenture trustee or the holders of at least 25% in aggregate principal amount of outstanding senior reset notes may accelerate the maturity of all senior reset notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such senior reset notes may, under certain circumstances, rescind and annul such acceleration if all WCG Note Events of Default, other than the non-payment of accelerated principal, have been cured or waived. If a WCG Note Event of Default specified in clause (e) above occurs, such acceleration shall be automatically rescinded and annulled if such WCG Note Event of Default is remedied or cured. In addition, if any WCG Note Event of Default specified in clause (j) above occurs with respect to the senior reset notes, all of the outstanding senior reset notes will automatically become immediately due and payable without any declaration or other act on the part of the senior reset note indenture trustee or any holder. For information as to waiver of defaults, see the section below entitled "--Amendment, Supplement and Waiver."

         Following the occurrence of any Reset Event, the WCG Note Remarketing Agents will use commercially reasonable efforts to cause a Reset Sale of all or a portion of the senior reset note in accordance with the Remarketing and Registration Rights Agreement; provided that upon the occurrence of a Reset Event that is caused by a WCG Note Event of Default, the WCG Note Remarketing Agents will be obligated to cause such a Reset Sale unless the secured party entitled to direct acceleration at that time chooses to accelerate the senior reset note as a result of such WCG Note Event of Default.

         No holder of any senior reset note will have any right to institute any proceeding with respect to the senior reset note indenture or for any remedy under the senior reset note indenture, unless such holder shall have previously given to the senior reset notes indenture trustee written notice of a continuing WCG Note Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding senior reset notes shall have made written request and offered indemnity satisfactory to the senior reset note indenture trustee to institute such proceeding as trustee, and the senior reset notes indenture trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding senior reset notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a senior reset note for enforcement of payment of the principal of and premium, if any, or interest on such senior reset note on or after the respective due dates expressed in such senior reset note.

         We shall deliver to the senior reset note indenture trustee written notice in the form of an officers' certificate, within 30 days after the occurrence, of any event which with the giving of notice and the lapse of time would become a WCG Note Event of Default, its status and what action we are taking or propose to take with respect to such event. We also will be required to deliver to the senior reset note indenture trustee annually a statement as to the performance by us of certain of our obligations under the senior reset note indenture and as to any default in such performance. In the event that we shall fail to timely notify the senior reset note indenture trustee of a default or WCG Note Event of Default, this failure will be deemed to be cured if the default or WCG Note Event of Default is cured.

AMENDMENT, SUPPLEMENT AND WAIVER

         We, the Guarantors, if any, and the senior reset note indenture trustee may, at any time and from time to time, without notice to or consent of any holders of the senior reset notes, enter into one or more indentures supplemental to the senior reset note indenture:

              - to evidence the succession of another entity to us and the assumption by such successor of our covenants in the senior reset note indenture and the senior reset notes;

              - to add to our covenants, for the benefit of the holders, or to surrender any right or power conferred upon us by the senior reset note indenture;

              -       to add any additional WCG Note Events of Default;

              - to provide for uncertificated senior reset notes in addition to or in place of certificated senior reset notes;

              - to evidence and provide for the acceptance of appointment under the senior reset note indenture of a successor trustee;

              -       to secure the senior reset notes;

              -       to comply with the Trust Indenture Act;

              - to add additional guarantees with respect to the senior reset notes or to release Guarantors from Domestic Restricted Subsidiary Guarantees as provided by the terms of the senior reset note indenture; or

              - to cure any ambiguity in the senior reset note indenture, to correct or supplement any provision in the senior reset note indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the senior reset note indenture;

provided, that such actions shall not adversely affect the interests of the holders of the senior reset notes in any material respect.

         With the consent of the holders of at least a majority in principal amount of outstanding senior reset notes issued under the senior reset note indenture, we, the Guarantors, if any, and the senior reset note indenture trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the senior reset note indenture or modifying in any manner the rights of the holders of such senior reset notes; except that no such supplemental indenture shall, without the consent of the holder of each outstanding senior reset note:

              - change the stated maturity of the principal of, or any installment of interest on, any senior reset note, or reduce the principal amount of any senior reset note or the interest on any senior reset note that would be due and payable upon the stated maturity of any senior reset note, or change the place of payment where, or the coin or currency in which, any senior reset note or any premium or interest on any senior reset note is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any senior reset note;

              - reduce the percentage in principal amount of the outstanding senior reset notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the senior reset note indenture or certain WCG Note Defaults thereunder;

              - except as otherwise required by the senior reset note indenture, subordinate in right of payment, or otherwise subordinate, the senior reset notes to any other Debt;

              - except as otherwise required by the senior reset note indenture, release any security interest that may have been granted in favor of the holders of the senior reset notes;

              - reduce the premium payable upon the redemption of any senior reset note or change the time at which any senior reset note may be redeemed;

              - reduce the premium payable upon a Change of Control Triggering Event;

              - make any change in any Domestic Restricted Subsidiary Guarantee that would adversely affect the holders of the senior reset notes; or

              - modify any provision of this paragraph, except to increase any percentage set forth herein.

         The holders of at least a majority in principal amount of outstanding senior reset notes issued under the senior reset note indenture may, by written notice to us and the senior reset note indenture trustee on behalf of the holders of all such senior reset notes, waive any past WCG Note Default under the senior reset note indenture relating to such senior reset notes and the consequences of such WCG Note Default, except any WCG Note Default:

              - in the payment of the principal of, or premium, if any, or interest on any senior reset note, or

              - in respect of a covenant or provision referred to in clauses (1)-(8) of the immediately preceding paragraph, which cannot be modified or amended without the consent of the holder of each outstanding senior reset note affected.

SATISFACTION AND DISCHARGE OF THE SENIOR RESET NOTE INDENTURE; DEFEASANCE

         At any time following the satisfaction and discharge of the senior reset note indenture, we, at our election, will:

                  (a) be deemed to have paid and discharged our debt on the senior reset notes, and the senior reset note indenture will cease to be of further effect as to all such outstanding senior reset notes, except as to:

              - rights of registration of transfer, substitution and exchange of senior reset notes and our right of optional redemption,

              - rights of holders to receive payment of principal of, premium, if any, and interest on such senior reset notes (but not the purchase price referred to in the section above entitled "--Certain Covenants--Change of Control Triggering Event" or in the section above entitled "--Limitation on Asset Dispositions") and any rights of the holders with respect to such amount,

              -   the rights, obligations and immunities of the senior reset note indenture trustee under the senior reset note indenture, and

              - certain other specified provisions in the senior reset note indenture; or

                  (b) cease to be under any obligation to comply with certain restrictive covenants, including some of those described in the section above entitled "--Certain Covenants," and terminate the operation of certain WCG Note Events of Default, in either case, after the irrevocable deposit by us with the senior reset note indenture trustee, in trust for the benefit of the holders of such senior reset notes, at any time prior to the maturity of such senior reset notes, of

              -   money in an amount,

              - U.S. government securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such senior reset notes, money in an amount, or

              -   a combination thereof,

sufficient to pay and discharge the principal of, premium, if any, and accrued interest on, the senior reset notes then outstanding on the dates on which any such payments are due in accordance with the terms of the senior reset note indenture and of such senior reset notes.

         Such defeasance or covenant defeasance will be deemed to occur only if certain conditions are satisfied, including among other things, delivery by us to the senior reset note indenture trustee of an opinion of counsel acceptable to the senior reset note indenture trustee to the effect that:

              - such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders (which opinion, in the case of defeasance described in clause (a) above, must be based on a ruling of the Internal Revenue Service to the same effect unless there has been a change in law after the date of the senior reset note indenture such that a ruling is no longer required); and

              - our deposit will not result in the trust relating thereto or the senior reset note indenture trustee being subject to regulation under the Investment Company Act.

GOVERNING LAW

         The senior reset note indenture and the senior reset notes are governed by the laws of the State of New York, without reference to principles of conflicts of law.

TRANSFER AND EXCHANGE

         WCG Note Trust or any other holder may transfer or exchange the senior reset notes only in accordance with the senior reset note indenture. We, the registrar and the senior reset note indenture trustee may require WCG Note Trust or any other holder as the holder of the senior reset notes, among other things, to furnish appropriate endorsements and transfer documents and we may require WCG Note Trust to pay any taxes and fees required by law or permitted by the senior reset note indenture.



                          DESCRIPTION OF REMARKETING
                      AND REGISTRATION RIGHTS AGREEMENT

         We, Williams, WCL, WCG Note Trust and United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) entered into the WCG Senior Reset Note Remarketing and Registration Rights Agreement (the "Remarketing and Registration Rights Agreement") with Credit Suisse First Boston Corporation as initial remarketing agent (together with any other remarketing agents appointed thereunder from time to time, the "WCG Note Remarketing Agents"). For definitions of certain terms used in this summary of the Remarketing and Registration Rights Agreement, see "--Certain Definitions."

         Pursuant to the Remarketing and Registration Rights Agreement, WCG Note Trust and United States Trust Company of New York, as the indenture trustee for the senior secured notes, have appointed Credit Suisse First Boston Corporation as the initial WCG Note Remarketing Agent for the purpose of using its (or their) commercially reasonable efforts following a Reset Event to:

                  First: remarket and sell in a registered public offering the entire aggregate outstanding principal amount of the senior reset notes at the lowest reasonably available interest rate that is not greater than the Interest Rate Reset Cap sufficient to generate proceeds equal to (x) accrued and unpaid interest on the senior reset notes to the date of sale plus (y) the greater of: (A) 100% of the outstanding principal amount of the senior reset notes and (B) the sum of the present values of the remaining scheduled payments of principal thereof and interest which is scheduled to be payable thereon through the Senior Secured Notes Maturity Date (without duplication of interest included in clause (x)) discounted to the proposed date of redemption of the senior secured notes as advised by the senior secured notes indenture trustee on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

if the WCG Note Remarketing Agents determine in their sole discretion that it is not commercially reasonable to sell the senior reset notes for the proceeds specified in clause First above, then:

                  Second: remarket and sell in a registered public offering the entire aggregate outstanding principal amount of the senior reset notes at the highest reasonably available market price, with the interest rate on the senior reset note equal to the Interest Rate Reset Cap, that is sufficient to generate proceeds at least equal to the Mandatory Redemption Price or Early Redemption Price applicable as a result of the Reset Event giving rise to such sale for the proposed date of redemption of the WCG Note Trust's senior secured notes as advised by United States Trust Company of New York; and

if the WCG Note Remarketing Agents determine in their sole discretion that it is not commercially reasonable to sell the senior reset notes for the proceeds specified in clause Second above, then:

                  Third: remarket and sell in a registered public offering the maximum aggregate principal amount of the senior reset notes for which orders are received, at the minimum acceptable price implied in clause Second above (with the interest rate on the senior reset notes equal to the Interest Rate Reset Cap).

         We are obligated to keep this registration statement continuously effective and available for the resale of the senior reset notes until the date on which the entire outstanding aggregate principal amount of the senior reset notes held by WCG Note Trust have been sold.

REMARKETING PROCEDURES

         Upon the occurrence of a Reset Event, United States Trust Company of New York, in its capacity as senior secured note indenture trustee, will deliver to the WCG Note Remarketing Agents a written notice to commence the process of remarketing the senior reset notes. If the conditions precedent to a public offering of the senior reset notes (as described in clause (i) below under the caption "--Conditions Precedent to Remarketing") have been met, the WCG Note Remarketing Agents will be obligated to commence such public offering in accordance with the remarketing procedures set forth in the Remarketing and Registration Rights Agreement. If (a) the conditions precedent to the remarketing set forth in the Remarketing and Registration Rights Agreement have not been met within the required time periods, (b) the WCG Note Remarketing Agents are unable to cause a Reset Sale of the senior reset notes in whole or in part pursuant to clauses First through Third above within 30 days from the commencement of the remarketing pursuant to the preceding sentence (such 30-day period, the "WCG Note Remarketing Period"), or (c) it is legally impossible to sell the senior reset notes during the Remarketing Period in accordance with the Remarketing and Registration Rights Agreement, then a Failed Reset Sale will be deemed to have occurred, and the WCG Note Remarketing Agents will give notice thereof to us, Williams, WCL, WCG Note Trust and United States Trust Company of New York, in its capacity as trustee under both the senior secured note and senior reset note indentures. In the event of a Failed Reset Sale, then any actions undertaken or to be undertaken with respect to a public offering of the senior reset notes by the WCG Note Remarketing Agents will cease, the WCG Note Remarketing Agents will have no further obligations under the Remarketing and Registration Rights Agreement and the interest rate on the senior reset notes will be reset to the Interest Rate Reset Cap.

         The WCG Note Remarketing Agents will notify us, Williams, WCL, WCG Note Trust and United States Trust Company of New York, in its capacity as trustee under both the senior secured note and senior reset note indentures as soon as practicable after the applicable conditions precedent have been met
(i) whether the WCG Note Remarketing Agents were able to remarket the senior reset notes (or portion thereof) and (ii) if so, the applicable Reset Rate, the proposed date of the Reset Sale, the aggregate principal amount of the senior reset notes to be remarketed and the price to be paid for the remarketed senior reset notes. We, WCL, WCG Note Trust, United States Trust Company of New York, in its capacity as trustee under the senior secured note indenture, and the WCG Note Remarketing Agents will enter into the WCG Distribution Agreement upon the successful remarketing of all or a portion of the senior reset notes.

         If only a portion of the senior reset notes have been sold in the remarketing or if a Failed Reset Sale has occurred, at the request of the senior secured indenture trustee, we and WCG Note Trust will cooperate with the senior secured note indenture trustee and Williams in causing a public or private sale of all or a portion of the unsold portion of the senior reset notes. We have agreed to keep a registration statement available for any such sale and to enter into such distribution or underwriting agreements as may be reasonably requested in connection with any such sale and to do such things and take such actions requested by United States Trust Company of New York as are customary in connection with the public or private sale of a debt security by the issuer thereof.

CONDITIONS PRECEDENT TO REMARKETING

         The obligations of the WCG Note Remarketing Agents under the Remarketing and Registration Rights Agreement are subject to compliance with certain conditions precedent set forth in the following paragraphs (1) through
(4) on or prior to the indicated dates:

                  (1) As soon as practicable following the occurrence of the applicable Reset Event and in any event no later than 10 Business Days after such occurrence:

                           (a) we, WCL, WCG Note Trust, Williams and the senior secured note indenture trustee shall have complied in all material respects with our and their respective obligations and agreements as set forth in the Remarketing and Registration Rights Agreement; and

                           (b) no stop order suspending the effectiveness of this registration statement shall have been issued and not withdrawn or revoked and no proceedings therefor shall have been initiated or threatened by the SEC.

         If the WCG Note Remarketing Agents reasonably determine in their sole discretion that the conditions precedent set forth in this paragraph (1) are not fulfilled, then the WCG Note Remarketing Agents will declare a Failed Reset Sale.

                  (2) On any Business Day on which the WCG Note Remarketing Agents have given notice of a successful remarketing of all or a portion of the senior reset notes:

                           (a) we, WCL, WCG Note Trust and the senior secured note indenture trustee will enter into the WCG Distribution Agreement with the WCG Note Remarketing Agents;

                           (b) we, WCL, WCG Note Trust, Williams and the senior secured note indenture trustee shall have complied in all material respects with our and their respective obligations and agreements set forth in the Remarketing and Registration Rights Agreement and in the WCG Distribution Agreement; and

                           (c) our representations and warranties and those of WCL contained in the Remarketing and Registration Rights Agreement and in the WCG Distribution Agreement shall be true, complete and correct in all material respects as if made on such date except as otherwise disclosed in the WCG Remarketing Documents.

         If the WCG Note Remarketing Agents reasonably determine in their sole discretion that the conditions precedent set forth in this paragraph (2) are not fulfilled, then the WCG Note Remarketing Agents will declare a Failed Reset Sale.

                  (3) Following the execution of any WCG Distribution Agreement, in addition to the conditions precedent set forth in paragraph (2) above, the conditions precedent set forth in the WCG Distribution Agreement shall have been fulfilled and the sale of the senior reset notes under the WCG Distribution Agreement shall have been consummated on the closing date set forth in the WCG Distribution Agreement. If the WCG Note Remarketing Agents reasonably determine in their sole discretion that the conditions precedent set forth in this paragraph (3) are not fulfilled, then the WCG Note Remarketing Agents will declare a Failed Reset Sale.

                  (4) (x) Promptly upon request following a Reset Event, we and WCG Note Trust will deliver to the WCG Note Remarketing Agents such current or updated WCG Remarketing Documents and other current information and other materials as the WCG Note Remarketing Agents shall reasonably request, and (y) at all times during the WCG Note Remarketing Period (subject to the last sentence of this paragraph
         (iv)), none of the following events shall have occurred:

                           (a) (1) trading in securities generally on the New York Stock Exchange or the American Stock Exchange, or trading in any of our securities on any exchange located in the United States or Europe, shall have been suspended or minimum prices shall have been established on any such exchange by the SEC, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (2) a general banking moratorium in New York shall have been declared by Federal or New York state authorities, (3) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (4) there shall have occurred a change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) that in the judgment of the WCG Note Remarketing Agents is material and adverse; and

                           (b) in the case of any of the events specified in clauses (a)(1) through (a)(4) above, such event, singly or together with any other such event, makes it, in the judgment of the WCG Note Remarketing Agents, impracticable or inadvisable to proceed with the offering or delivery of the senior reset notes being delivered on the Reset Sale Date on the terms and in the manner contemplated in the WCG Remarketing Documents.

         If, on any Business Day during the WCG Note Remarketing Period (until the last day thereof), the WCG Note Remarketing Agents reasonably determine in their sole discretion that the conditions precedent set forth in this paragraph (4) are not fulfilled, then the WCG Note Remarketing Agents are not required to remarket the senior reset notes on such day; provided that, if all conditions precedent other than those set forth in this paragraph (4) are met by the last day of the WCG Note Remarketing Period, the conditions precedent set forth in this paragraph (4) will no longer be applicable and will not prevent the successful remarketing of the senior reset notes.

         The obligation of the WCG Note Remarketing Agents under the Remarketing and Registration Rights Agreement to remarket the senior reset notes are undertaken on a "best-efforts" basis only (except if and to the extent otherwise agreed in the WCG Distribution Agreement), and the WCG Note Remarketing Agents will incur no liability to any person in connection with a failure to remarket the senior reset notes in accordance with the provisions of the Remarketing and Registration Rights Agreement. Any Reset Sale pursuant to the Remarketing and Registration Rights Agreement and any WCG Distribution Agreement may be at prices and on terms less favorable than those obtainable in a public offering under different circumstances. Subject to certain provisions of the Remarketing and Registration Rights Agreement, the WCG Note Remarketing Agents will incur no liability as a result of a Reset Sale made in accordance with the Remarketing and Registration Rights Agreement.

         The Remarketing and Registration Rights Agreement will contain further requirements for the remarketing of the senior reset notes, including the provision of customary representations, warranties, covenants and indemnities to the WCG Note Remarketing Agents. The WCG Note Remarketing Agents will be entitled to receive a commission with respect to the senior reset notes if remarketed and sold.

         The Remarketing and Registration Rights Agreement also contains provisions for the resignation and removal of the WCG Note Remarketing Agent and the substitution and addition of other investment banking firms as substitute or additional WCG Note Remarketing Agents in certain circumstances.

         For a full description of the terms of the Remarketing and Registration Rights Agreement, reference is made to the Remarketing and Registration Rights Agreement. Copies of the Remarketing and Registration Rights Agreement are available from us as set forth under "Where You Can Find More Information."

CERTAIN DEFINITIONS

         "Failed Reset Sale" means the failure to sell the senior reset notes (or portion thereof) required to be remarketed under the Remarketing and Registration Rights Agreement because of a WCG Legal Impossibility.

         "Reset Sale Date" means the earlier of the date of a Reset Sale (which is expected to be the third trading day following the successful remarketing thereof) or the date a Failed Reset Sale is declared by the WCG Note Remarketing Agents in accordance with the Remarketing and Registration Rights Agreement.

         "WCG Distribution Agreement" means an underwriting, purchase, or distribution agreement to be entered into among us, WCL, WCG Note Trust, United States Trust Company of New York, the WCG Note Remarketing Agents and any other Persons engaged by us, WCG Note Trust, Wilmington Trust Company or the WCG Note Remarketing Agents to remarket or distribute the senior reset notes pursuant to the provisions of the Remarketing and Registration Rights Agreement (such agreement to be in a form customary for us for a firm commitment underwritten public offering, including without limitation, representations and warranties, covenants, conditions precedent, indemnification and other provisions as are then customary for such agreements), and to be prepared, executed and delivered by us, WCL and WCG Note Trust, and executed and delivered by United States Trust Company of New York, as the series secured note indenture trustee, to the WCG Note Remarketing Agents on the date of a successful remarketing of the senior reset notes (or a portion thereof).

         "WCG Legal Impossibility" means (a) at any time during the WCG Note Remarketing Period it is legally impossible to remarket the senior reset notes (or a portion thereof) or (b) the failure of the conditions precedent specified in paragraphs (1), (2) and (3) of the description of the conditions precedent described under "--Conditions Precedent to Remarketing" to be satisfied within the time periods specified, (c) the WCG Note Remarketing Agents are unable to sell the WCG Note (or a portion thereof) in accordance with the Remarketing and Registration Rights Agreement by the end of the WCG Note Remarketing Period, or (d) our failure to comply with certain provisions of the Remarketing and Registration Rights Agreement.

         "WCG Remarketing Documents" means any documents prepared by or at the direction of or in conjunction with us and WCG Note Trust that are intended to be used in the remarketing and/or sale of the senior reset notes, including, without limitation in the case of a public offering, the registration statement and all exhibits thereto and any prospectus, any private placement memoranda and any filed document incorporated by reference into any of the foregoing.

                             PLAN OF DISTRIBUTION

         The senior reset notes will initially be sold by Credit Suisse First Boston Corporation, as the initial Remarketing Agent under the Remarketing and Registration Rights Agreement. Unless otherwise indicated in the prospectus supplement, Credit Suisse First Boston Corporation shall act only as agent and not as an underwriter, as that term is defined in the Securities Act, involved in the offer and sale of the senior reset notes and shall incur no liability for failure to remarket the senior notes. The selling noteholders may also sell the senior reset notes through underwriters, dealers or agents or directly to purchasers.

         Agents designated by the selling noteholders from time to time may solicit offers to purchase the senior reset notes. Unless otherwise indicated in the prospectus supplement, an agent will be acting on a best efforts basis for the period of its appointment. The prospectus supplement will name any agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the senior reset notes. The prospectus supplement will also set forth any commissions payable by the selling noteholders to such agent.

         Upon a resignation by Credit Suisse First Boston Corporation or their removal for cause, United States Trust Company of New York (in its capacity as trustee under the senior secured note indenture) may appoint one or more firms to serve as successor remarketing agents with the ability to offer or sell the senior reset notes, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing agents will act as principals for their own accounts or as agents for the selling noteholders. The prospectus supplement will identify any remarketing agent and the terms of its agreement, if any, with the selling noteholders and will describe the remarketing agent's compensation. Remarketing agents may be deemed to be underwriters in connection with the securities they remarket. Remarketing agents may be entitled under agreements that may be entered into with the selling noteholders to indemnification by the selling noteholders against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the selling noteholders in the ordinary course of business.

         If the selling noteholders use any underwriters in the sale, they may enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement, which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered, will set forth the names of the underwriters and the terms of the transaction.

         If a dealer is utilized in the sale of the senior reset notes in respect of which this prospectus is delivered, the selling noteholders will sell the senior reset notes to the dealer as principal. The dealer may then resell the senior reset notes to the public at varying prices to be determined by the dealer at the time of resale.

         Agents, dealers and underwriters may be entitled under agreements entered into with the selling noteholders to indemnification by the selling noteholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect of such civil liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         If the prospectus supplement so indicates, the selling noteholders will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the senior reset notes from them at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

         There is no established trading market for the senior reset notes and will not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for the senior reset notes offered. Any underwriters to whom securities are sold by the selling noteholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

                             SELLING NOTEHOLDERS

         This prospectus relates to the offer from time to time by WCG Note Trust or United States Trust Company of New York, as indenture trustee for the senior secured notes, of up to $1.5 billion of our senior reset notes that was issued to WCG Note Trust on March 28, 2001. We, WCG Note Trust, Williams, WCL and United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) are parties to a Remarketing and Registration Rights Agreement. The senior reset notes offered by this prospectus have been registered in accordance with registration rights that we granted to WCG Note Trust pursuant to such agreement.

         The prospectus supplement will specify the selling noteholder and the aggregate principal amount of notes owned and to be sold by such noteholder.

                                LEGAL MATTERS

         The validity of the securities offered in this prospectus and certain legal matters in connection with this offering will be passed upon for us by
P. David Newsome, Jr., our General Counsel and Corporate Secretary. As of March 31, 2001, Mr. Newsome owns, directly or indirectly, 784 shares of our common stock and has the right to exercise options to purchase an additional 80,800 shares.

                                   EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Our audited consolidated financial statements included or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on their authority as experts in accounting and auditing.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below are the fees and expenses payable by Williams Communications Group, Inc. ("WCG" or the "Company"), in connection with the offering described in this Registration Statement. All such expenses, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission registration fee..............................................       $375,000
Printing and engraving expenses..................................................................         50,000
Accounting fees and expenses.....................................................................         50,000
Legal fees and expenses..........................................................................         50,000
Miscellaneous expenses...........................................................................         10,000
                                                                                                       ---------

                      TOTAL......................................................................       $535,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         WCG, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of WCG. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The charter and by-laws of WCG provide for indemnification by WCG of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, WCG has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

         Policies of insurance are maintained by WCG under which the directors and officers of WCG are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                           DESCRIPTION
-------
4.1           Indenture between WCG and United States Trust Company of New
              York, as trustee, relating to the 8.25% Senior Reset Notes due
              2008 (including form of senior reset note) (filed as Exhibit
              10.76 to the Quarterly Report on Form 10-Q for the period ended
              March 31, 2001, as filed on May 10, 2001)

4.2           Senior Reset Note issued to WCG Note Trust on March 28, 2001

4.3           Remarketing and Registration Rights Agreement dated March 28,
              2001 among WCG, The Williams Companies, Inc., Williams
              Communications LLC, WCG Note Trust, United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and Credit Suisse First Boston Corporation, (filed as Exhibit 10.77 to the Quarterly Report on Form 10-Q for the period ended March
              31, 2001, as filed on May 10, 2001)

4.4           Amendment No. 1 to the Remarketing and Registration Rights
              Agreement dated March 28, 2001 among WCG, The Williams
              Companies, Inc., Williams


                                   - II-1 -

              Communications LLC, WCG Note Trust, United States Trust Company
              of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and
              Credit Suisse First Boston Corporation, dated as of April 26,
              2001

5.1 Opinion of P. David Newsome, Jr. regarding the legality of the senior reset notes

10.1          Participation Agreement among The Williams Companies, Inc., WCG,
              Williams Communications, LLC, WCG Note Trust, WCG Note Corp.,
              Williams Share Trust, United States Trust Company of New York and Wilmington Trust Company (filed as Exhibit 10.74 to the
              Quarterly Report on Form 10-Q for the period ended March 31,
              2001, as filed on May 10, 2001)

10.2          Senior Secured Note Indenture dated March 28, 2001 among WCG
              Note Trust, WCG Note Corp., Inc., and United States Trust
              Company of New York, as trustee (filed as Exhibit 10.75 to the Quarterly Report on Form 10-Q for the period ended March 31,
              2001, as filed on May 10, 2001)

12.1          Computations of Ratio of Earnings to Fixed Charges and Ratio of
              Earnings to Combined Fixed Charges and Preferred Stock Dividend
              Requirements (filed as Exhibit 12 to the Annual Report on Form
              10-K for the fiscal year ended December 31, 2000, as filed on March 12, 2001)

21.1 List of Subsidiaries (filed as Exhibit 21 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, as filed on March 16, 2001)

23.1          Consent of Ernst & Young LLP

23.2          Consent of P. David Newsome, Jr. (included in Exhibit 5)

24.1          Power of Attorney

25.1          Statement of Eligibility on Form T-1 under the Trust Indenture
              Act of 1939, as amended, of United States Trust Company of New
              York, as trustee under the Senior Reset Note Indenture


ITEM 17.  UNDERTAKINGS.

         (a)      WCG hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)      To include any prospectus
                           required by Section 10(a)(3) of the Securities Act;

                                    (ii)     To reflect in the prospectus any
                           facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                   - II-2 -

                                    (iii)    To include any material
                           information with respect to the plan of
                           distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) WCG hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of WCG's annual report pursuant to Section 13(a) of 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of WCG pursuant to the foregoing provisions, or otherwise, WCG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities (other than the payment by WCG of expenses incurred or paid by a director, officer or controlling person of WCG in a successful defense of any action, suit or proceeding) is asserted against WCG by such director, officer or controlling person in connection with the securities being registered, WCG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (i)      WCG hereby undertakes that:

                           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                           (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (j) WCG hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the "1939 Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the 1939 Act.

                                   - II-3 -

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 21st day of May, 2001.

                                WILLIAMS COMMUNICATIONS GROUP, INC.
                                (registrant)


                                By:  /s/ Donald J. Hellwege
                                     ----------------------------------------
                                     Donald J. Hellwege
                                     Attorney-in-fact


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                                TITLE                                                         DATE
---------                                -----                                                         ----
*                                        Chairman of the Board, President and Chief               May 21, 2001
-------------------------------------      Executive Officer (principal executive officer)
Howard E. Janzen

*                                        Senior Vice President and Chief Financial Officer        May 21, 2001
-------------------------------------      (Principal Financial Officer)
Scott E. Schubert

*                                        Vice President and Controller (Principal                 May 21, 2001
-------------------------------------      Accounting Officer)
Kenneth Kinnear

*                                        Director                                                 May 21, 2001
-------------------------------------
John A. Craig

*                                        Director                                                 May 21, 2001
-------------------------------------
Julius W. Erving

*                                        Director                                                 May 21, 2001
-------------------------------------
Robert W. Lawless

*                                        Director                                                 May 21, 2001
-------------------------------------
Ross K. Ireland

*                                        Director                                                 May 21, 2001
-------------------------------------
H. Brian Thompson

*                                        Director                                                 May 21, 2001
-------------------------------------
Morgan E. O'Brien

*Pursuant to a power of attorney


                                   - II-4 -

                              INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
4.1           Indenture between WCG and United States Trust Company of New
              York, as trustee, relating to 8.25% Senior Reset Notes due 2008
              (including form of senior reset note) (filed as Exhibit 10.76 to the Quarterly Report on Form 10-Q for the period ended March 31,
              2001, as filed on May 10, 2001)

4.2           Senior Reset Note issued to WCG Note Trust on March 28, 2001

4.3           Remarketing and Registration Rights Agreement dated March 28,
              2001 among WCG, The Williams Companies, Inc., Williams
              Communications LLC, WCG Note Trust, United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and Credit Suisse First Boston Corporation (filed as Exhibit 10.77 to the Quarterly Report on Form 10-Q for the period ended March
              31, 2001, as filed on May 10, 2001)

4.4           Amendment No. 1 to the Remarketing and Registration Rights
              Agreement dated March 28, 2001 among WCG, The Williams
              Companies, Inc., Williams Communications LLC, WCG Note Trust,
              United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and Credit Suisse First Boston
              Corporation, dated as of April 26, 2001

5.1 Opinion of David Newsome, Jr. regarding the legality of the securities.

10.1          Participation Agreement among The Williams Companies, Inc., WCG,
              Williams Communications, LLC, WCG Note Trust, WCG Note Corp.,
              Williams Share Trust, United States Trust Company of New York and Wilmington Trust Company (filed as Exhibit 10.74 to the
              Quarterly Report on Form 10-Q for the period ended March 31,
              2001, as filed on May 10, 2001)

10.2          Senior Secured Note Indenture dated March 28, 2001 among WCG
              Note Trust, WCG Note Corp., Inc., and United States Trust
              Company of New York, as trustee (filed as Exhibit 10.75 to the Quarterly Report on Form 10-Q for the period ended March 31,
              2001, as filed on May 10, 2001)

12.1          Computations of Ratio of Earnings to Fixed Charges and Ratio of
              Earnings to Combined Fixed Charges and Preferred Stock Dividend
              Requirements (filed as Exhibit 12 to the Annual Report on Form
              10-K for the fiscal year ended December 31, 2000, as filed on March 12, 2001)

21.1 List of Subsidiaries (filed as Exhibit 21 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, as filed on March 16, 2001)

23.1          Consent of Ernst & Young LLP

23.2          Consent of P. David Newsome, Jr. (included in Exhibit 5)

24.1          Power of Attorney

25.1          Statement of Eligibility on Form T-1 under the Trust Indenture
              Act of 1939, as amended, of United States Trust Company of New
              York, as trustee under the Senior Reset Note Indenture

                                   - II-5 -

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------
4.1 Indenture between WCG and United States Trust Company of New York, as trustee, relating to the 8.25% Senior Reset Notes due 2008 (including form of senior reset note) (filed as Exhibit
              10.76 to the Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001)

4.2           Senior Reset Note issued to WCG Note Trust on March 28, 2001

4.3 Remarketing and Registration Rights Agreement dated March 28, 2001 among WCG, The Williams Companies, Inc., Williams Communications LLC, WCG Note Trust, United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and Credit Suisse First Boston Corporation, (filed as Exhibit 10.77 to the Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001)

4.4 Amendment No. 1 to the Remarketing and Registration Rights Agreement dated March 28, 2001 among WCG, The Williams Companies, Inc., Williams Communications LLC, WCG Note Trust, United States Trust Company of New York (in its capacity as trustee under both the senior secured note indenture and the senior reset note indenture) and Credit Suisse First Boston Corporation, dated as of April 26, 2001

5.1 Opinion of P. David Newsome, Jr. regarding the legality of the senior reset notes

10.1 Participation Agreement among The Williams Companies, Inc., WCG, Williams Communications, LLC, WCG Note Trust, WCG Note Corp., Williams Share Trust, United States Trust Company of New York and Wilmington Trust Company (filed as Exhibit 10.74 to the Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001)

10.2 Senior Secured Note Indenture dated March 28, 2001 among WCG Note Trust, WCG Note Corp., Inc., and United States Trust Company of New York, as trustee (filed as Exhibit 10.75 to the Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001)

12.1 Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements (filed as Exhibit 12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 12, 2001)

21.1 List of Subsidiaries (filed as Exhibit 21 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, as filed on March 16, 2001)

23.1          Consent of Ernst & Young LLP

23.2          Consent of P. David Newsome, Jr. (included in Exhibit 5)

24.1          Power of Attorney

25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of United States Trust Company of New York, as trustee under the Senior Reset Note Indenture